PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 3, 2002)

                               16,000,000 SHARES
                                     [Logo]

                                  COMMON STOCK

--------------------------------------------------------------------------------

    We are offering 16,000,000 shares of common stock. Our common stock is listed on the Nasdaq National Market under the symbol 'SIRI.' The last reported sale price of our common stock on January 2, 2002 was $10.88 per share.

    CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT.

                                                              PER SHARE         TOTAL
                                                              ---------         -----
Public offering price.......................................    $9.85        $157,600,000
Underwriting discount.......................................    $0.60        $  9,600,000
Proceeds to us (before expenses)............................    $9.25        $148,000,000

    The underwriter may also purchase up to an additional 2,400,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Lehman Brothers expects to deliver the shares against payment in New York, New York on January 8, 2002.

--------------------------------------------------------------------------------

                                LEHMAN BROTHERS

January 3, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT

Special Note Regarding Forward-Looking Statements...........   S-1
Summary.....................................................   S-2
Risk Factors................................................   S-6
Use of Proceeds.............................................  S-13
Price Range of Common Stock.................................  S-13
Dividend Policy.............................................  S-13
Capitalization..............................................  S-14
Selected Historical Financial Data..........................  S-15
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-16
Business....................................................  S-20
Management..................................................  S-29
Certain Relationships and Related Transactions..............  S-32
Security Ownership of Certain Beneficial Owners and
  Management................................................  S-32
Description of Certain Indebtedness.........................  S-35
Certain United States Tax Consequences to Non-U.S.
  Holders...................................................  S-40
Underwriting................................................  S-42
Legal Matters...............................................  S-44

                            PROSPECTUS

Special Note Regarding Forward-Looking Statements...........     2
About this Prospectus.......................................     3
About Sirius................................................     3
Risk Factors................................................     4
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................     5
Use of Proceeds.............................................     5
Description of Debt Securities..............................     5
Description of Capital Stock................................    17
Description of Warrants.....................................    27
Plan of Distribution........................................    31
Legal Matters...............................................    32
Experts.....................................................    32
Incorporation by Reference..................................    32
Where You May Find Additional Available Information About
  Us........................................................    32

                              -------------------
    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE RELATED PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus supplement and the related prospectus. Any statements about our beliefs, plans, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection' and 'outlook.'Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement and the related prospectus, and particularly the risk factors described under 'Risk Factors' beginning on page S-6 of this prospectus supplement. Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:

     our dependence upon third parties to manufacture and distribute radios capable of receiving our service;

     the risk of delay in implementing our business plan;

     the unproven market for our service;

     our competitive position; XM Satellite Radio, the other satellite radio provider in the United States, has launched its service nationally and may have certain competitive advantages over us; and

     our need for additional financing.

    These and other factors are discussed in 'Risk Factors' beginning on page S-6 of this prospectus supplement and elsewhere in this prospectus supplement and the related prospectus.

    Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                    SUMMARY

    This summary highlights information contained elsewhere in this prospectus supplement and the related prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus supplement and the related prospectus carefully, including the financial statements and the documents incorporated by reference into the related prospectus.

                               ABOUT OUR BUSINESS

    From our three orbiting satellites, we will directly broadcast 100 channels of digital-quality radio to motorists throughout the continental United States for a monthly subscription fee of $12.95. We will deliver 60 channels of commercial-free music in virtually every genre, and 40 channels of news, sports, talk, comedy and children's programming. Sirius' broad and deep range of almost every music format as well as its news, sports and entertainment programming is not available on conventional radio in any market in the United States. We hold one of only two licenses issued by the Federal Communications Commission to operate a national satellite radio system.

    We plan to launch our service on February 14, 2002 in Denver, Colorado; Houston, Texas; and Phoenix, Arizona. We will employ a phased roll out in order to test various marketing initiatives, further refine our receiver technology and optimize our service on a market-by-market basis. This strategy will allow us to enhance our subscriber experience before our nationwide launch. We will begin to offer our service in additional markets during the second and third quarters of 2002 and will offer our service on a national basis during the third quarter of 2002. Upon commencing commercial operations, our primary source of revenues will be subscription fees. In addition, we expect to derive revenues from selling limited advertising on our non-music channels.

    We design and originate the programming for each of our 60 commercial-free music channels. Each channel is operated as a separate radio station with a distinct format and hosts. A majority of the programming on our 40 non-music channels is obtained from third-party content providers, such as ABC, ESPN, Disney, CNBC, Bloomberg, NPR, A&E and Discovery. We will include limited advertising on these channels.

    Motorists represent the primary target market for Sirius. The Federal Highway Administration estimates that there were approximately 208 million registered private motor vehicles in the United States at the end of 2000. According to Arbitron, a radio industry rating agency, in 2000 motorists in the United States listened to the radio an average of 50 minutes a day, despite the fact that 92% of cars had a CD or cassette player. In addition, according to Arbitron, in 2000 approximately 79% of total radio listening was to FM stations, which provide primarily music programming, as compared to AM stations, which devote a greater proportion of their programming to talk and news.

    In the new car market, we have agreements with Ford Motor Company, DaimlerChrysler Corporation and BMW of North America, LLC that contemplate the manufacture and sale of vehicles that include radios capable of receiving our broadcasts. These alliances cover all brands and affiliates of these automakers, including Ford, Chrysler, Mercedes, BMW, Jaguar, Mazda, Dodge, Jeep and Volvo. Our agreement with DaimlerChrysler also makes us the preferred provider of satellite radio in Freightliner and Sterling heavy trucks. In 2000, Ford, DaimlerChrysler and BMW sold or leased approximately 7.5 million vehicles in the continental United States, representing approximately 43% of all new cars and trucks sold or leased in the continental United States that year.

    In the autosound aftermarket, radios capable of receiving our broadcasts will be available for sale at various national and regional retailers, such as Best Buy, Circuit City, Tweeter Home Entertainment Group, Crutchfield and Good Guys. In 2000, consumer electronics retailers in the United States sold 11 million car radios.

    We have entered into agreements with numerous consumer electronics manufacturers, including Alpine Electronics Inc., Clarion Co., Ltd., Delphi Delco Electronics Systems, Kenwood Corporation, Matsushita Communication Industrial Corporation of USA, Recoton Corporation,

Sony Electronics Inc. and Visteon Automotive Systems, to develop radios capable of receiving our broadcasts. We plan to launch our service with Panasonic, Kenwood and Jensen branded radios.

                               THE SIRIUS SYSTEM

    The Sirius system consists of three principal components:

    THE SATELLITES. Our three-satellite constellation has been launched, tested and is broadcasting. Each satellite acts as a 'bent pipe,' relaying signals received from our uplink facilities directly to vehicles on the ground. Our satellites do not contain on-board processors. Our satellites have an estimated useful life of approximately 15 years. Space Systems/Loral has constructed a fourth, ground spare, satellite for us and we expect to take delivery of this satellite in February 2002. In certain areas with high concentrations of tall buildings, such as urban centers, we have installed terrestrial repeaters to rebroadcast our satellite signals, increasing availability of service.

    THE NATIONAL BROADCAST STUDIO. Our programming originates from our national broadcast studio in Rockefeller Center in New York City. The national broadcast studio houses our music library, facilities for programming origination, programming personnel and program hosts and facilities to transmit programming to our orbiting satellites.

    THE RADIOS. Our subscribers will have the choice of two different receiving devices for their cars -- an FM modulated receiver or a three-band radio.

    FM Modulated Receivers. FM modulated receivers enable our service to be received through existing FM radios, which are present in approximately 95% of all U.S. vehicles. Each receiver is a small device, approximately the size of a compact disc changer, that is mounted in the vehicle's trunk.

    Three-Band Radios. Three-band radios are nearly identical in appearance to existing car stereos and will allow the user to listen to AM, FM or Sirius with the push of a button. Like existing radios, three-band radios may also incorporate cassette or CD players.

    In many new cars and trucks, consumers will receive Sirius through a new generation of three-band (AM/FM/SAT) radios, which we expect will come installed by automakers and their dealers.

    We expect to generate a majority of the subscriptions we sell in 2002 in the second half of the year as we expand our service launch nationally and our automotive partners begin to offer Sirius to purchasers and lessees of new vehicles.

                              RECENT DEVELOPMENTS

    CHIEF EXECUTIVE OFFICER. On November 27, 2001, Joseph P. Clayton joined us as President and Chief Executive Officer. Mr. Clayton was previously Vice Chairman of Global Crossing Ltd., the global internet and long distance services provider. Prior to Global Crossing, he was Chief Executive Officer of Frontier Corporation, a Rochester-based national provider of local telephone, long distance, data, conferencing and wireless communications services, until its acquisition by Global Crossing in September 1999. In addition to his leadership in the telecommunications industry, Mr. Clayton brings over 20 years of experience in the consumer electronics field, having held senior management positions at Thomson MultiMedia, General Electric's Consumer Electronics Division and RCA Corporation. At Thomson MultiMedia, Mr. Clayton was instrumental in the development and launch of the consumer equipment for DIRECTV, the nation's largest satellite-to-home television provider.

                                  RISK FACTORS

    For a discussion of some of the risks you should consider before purchasing our common stock, see 'Risk Factors' beginning on page S-6 of this prospectus supplement.

                               -------------------

    Our principal executive offices are located at 1221 Avenue of the Americas, New York, New York 10020. Our telephone number is (212) 584-5100. Our internet address is siriusradio.com. Siriusradio.com is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement and is not incorporated in this prospectus supplement by reference.

                                  THE OFFERING

Common stock offered......................  16,000,000 shares(1)
Common stock outstanding after the
  offering................................  73,455,931 shares(2)
Use of proceeds...........................  We will use the net proceeds of this offering to fund operating expenses and for general corporate purposes.
Nasdaq National Market symbol.............  SIRI
Dividend policy...........................  We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash
                                            dividends in the foreseeable future. See 'Price Range
                                            of Common Stock' and 'Dividend Policy.'

---------

(1) Does not include 2,400,000 shares of common stock that we will sell if Lehman Brothers exercises its over-allotment option in full. Some of the disclosures in this prospectus supplement will be different if Lehman Brothers exercises its option. Unless we tell you otherwise, the information in this prospectus supplement assumes that Lehman Brothers will not exercise its option.

(2) Based on the number of shares outstanding at December 31, 2001. Excludes
    (a) 11,101,964 shares of common stock issuable upon the exercise of outstanding and unexercised options as of December 31, 2001, (b) 4,233,389 shares of common stock issuable upon the exercise of outstanding and unexercised warrants (other than those referred to in clauses (c) and (d) below) as of December 31, 2001, (c) 8,000,000 shares of common stock issuable upon the exercise of warrants issued to Ford Motor Company and DaimlerChrysler Corporation, (d) 2,100,000 shares of common stock issuable upon the exercise of warrants beneficially held by Lehman Commercial Paper Inc., (e) 1,613,915 shares of common stock issuable upon the conversion of our 8 3/4% Convertible Subordinated Notes due 2009 as of December 31, 2001 and (f) 15,304,977 shares of common stock issuable upon conversion of our 9.2% Series A Junior Cumulative Convertible Preferred Stock, 9.2% Series B Junior Cumulative Convertible Preferred Stock and 9.2% Series D Junior Cumulative Convertible Preferred Stock. Holders of all three series of our Junior Cumulative Convertible Preferred Stock have the right to vote, on an as-converted basis, on matters on which the holders of our common stock have the right to vote. Please refer to the section of the related prospectus entitled 'Description of Capital Stock.'

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data shown below as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 are derived from our respective audited consolidated financial statements. Our financial statements as of December 31, 1999 and 2000 and for the three years ended December 31, 2000 are incorporated by reference in the related prospectus. The financial information as of and for the nine months ended September 30, 2000 and 2001 is derived from unaudited consolidated financial statements incorporated by reference into the related prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. The summary consolidated financial data should be read together with the consolidated financial statements, the related notes and the information contained in this prospectus supplement under the heading 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

                                                                                                       NINE MONTHS ENDED
                                                     FOR THE YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                          --------------------------------------------------------   ----------------------
                                            1996       1997       1998        1999         2000         2000         2001
                                            ----       ----       ----        ----         ----         ----         ----
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues......................  $  --      $  --      $  --      $   --       $   --       $   --       $   --
Net loss(1).............................    (2,831)    (4,737)   (48,396)     (62,822)    (134,744)     (90,773)    (163,057)
Preferred stock dividends...............     --        (2,338)   (19,380)     (30,321)     (39,811)     (29,871)     (30,724)
Preferred stock deemed dividends(2).....     --       (51,975)   (11,676)      (3,535)      (8,260)      (8,082)        (509)
Accretion of dividends in connection
 with the issuance of warrants on
 preferred stock........................     --         --        (6,501)        (303)        (900)        (900)      --
Net loss applicable to common
 stockholders...........................    (2,831)   (59,050)   (85,953)     (96,981)    (183,715)    (129,626)    (194,290)
Per common share:
   Net loss applicable to common
    stockholders........................     (0.29)     (5.08)     (4.79)       (3.96)       (4.72)       (3.42)       (3.77)
   Weighted average common shares
    outstanding (basic and diluted).....     9,642     11,626     17,932       24,470       38,889       37,924       51,575
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents...............  $  4,584   $    900   $150,190   $   81,809   $   14,397   $    8,814   $   27,790
Marketable securities, at market(3).....     --       169,482    115,433      317,810      129,153      229,132      335,310
Restricted investments, at amortized
 cost(4)................................     --         --         --          67,454       41,510       55,363       28,419
Working capital.........................     4,442    170,894    180,966      303,865      143,981      253,734      363,850
Total assets............................     5,065    323,808    643,880    1,206,612    1,323,582    1,348,102    1,570,674
Short-term notes payable................     --         --        70,863      114,075       --           --           --
Deferred satellite payments and accrued
 interest...............................     --         --        31,324       55,140       60,881       59,384       65,548
Long-term debt..........................     --       131,387    153,033      488,690      472,602      463,203      642,885
10 1/2% Series C Preferred Stock........     --       176,025    156,755      149,285       --           --           --
9.2% Series A Junior Cumulative
 Convertible Preferred Stock............     --         --       137,755      148,894      162,380      158,864      173,277
9.2% Series B Junior Cumulative
 Convertible Preferred Stock............     --         --         --          64,238       70,507       68,875       75,559
9.2% Series D Junior Cumulative
 Convertible Preferred Stock............     --         --         --          --          210,125      205,154      225,408
Deficit accumulated during the
 development stage......................   (18,536)   (23,273)   (71,669)    (134,491)    (269,235)    (225,264)    (432,292)
Stockholders' equity....................     4,898     15,980     77,953      134,179      290,483      342,886      344,047

---------

(1) Included in the 1998 net loss of $48,396 is $25,682 of special charges related primarily to the termination of launch and orbit related contracts required when we decided to enhance our satellite delivery system to include a third in-orbit satellite.

(2) The deemed dividend in 1997 relates to the discount feature associated with our former 5% Delayed Convertible Preferred Stock and the deemed dividend in 1998 relates primarily to the conversion feature associated with our 9.2% Series A Junior Cumulative Convertible Preferred Stock. We computed these deemed dividends in accordance with the SEC's position on accounting for preferred stock which is convertible at a discount to the market price.

(3) Marketable securities consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(4) Value of securities held by the trustee of our 14 1/2% Senior Secured Notes due 2009 to pay interest in full on those notes through May 15, 2002.

                                  RISK FACTORS

    You should consider carefully these risk factors and the risk factors in the accompanying prospectus and all of the other information herein and therein before making an investment decision.

YOU COULD LOSE MONEY ON YOUR INVESTMENT BECAUSE WE HAVE NOT STARTED OPERATIONS AND HAVE NOT GENERATED ANY REVENUES.

    We were a development stage company through 2001. We have not yet generated any revenues and expect to emerge from the development stage during first quarter 2002. Unless we generate significant revenues, you could lose all of the money on your investment. Our ability to generate revenues and ultimately to become profitable will depend upon several factors, including whether we can attract and retain enough subscribers and advertisers to Sirius; whether our system operates at an acceptable level; and whether we compete successfully.

OUR EXPENDITURES AND LOSSES HAVE BEEN SIGNIFICANT AND ARE EXPECTED TO GROW.

    We had incurred capital expenditures, excluding capitalized interest, of $919 million and aggregate net losses of approximately $432 million from our inception, May 17, 1990, through September 30, 2001. We expect our net losses and negative cash flow to grow as we make payments under our various contracts, incur marketing and subscriber acquisition costs and make interest payments on our outstanding indebtedness. If we are unable ultimately to generate sufficient revenues to become profitable and have positive cash flow, you could lose all of the money on your investment.

THE PROCEEDS FROM THIS TRANSACTION WILL NOT PROVIDE SUFFICIENT FINANCING FOR OUR BUSINESS PLAN AND ADDITIONAL FINANCING MIGHT NOT BE AVAILABLE.

    The proceeds from this offering are expected to be sufficient, in the absence of additional financing, to cover our estimated funding needs well into the second quarter of 2003. However, if the number of actual subscribers, or the cost to acquire each new subscriber, differs substantially from our expectations, we may need substantial additional funding. We anticipate that our additional funding needs through the end of 2003 will total approximately $225 million, and that we will require additional funding thereafter. These amounts are estimates and may change, and we may need additional financing in excess of these estimates. Our actual funding requirements could vary materially from our current estimates. We may have to raise more funds than expected to remain in business and to continue to develop and market Sirius.

    We plan to raise future funds by selling debt or equity securities, or both, publicly and/or privately, and by obtaining loans or other credit lines from banks or other financial institutions. We may not be able to raise sufficient funds on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, then the growth of our business would be materially impacted and we could default on our commitments to our distribution partners, creditors or others, and may have to discontinue operations or seek a purchaser for our business or assets.

DEMAND FOR OUR SERVICE MAY BE INSUFFICIENT FOR US TO BECOME PROFITABLE.

    We cannot estimate with any certainty the potential consumer demand for our service or the degree to which we will meet that demand. Among other things, consumer acceptance of Sirius will depend upon whether we obtain, produce and market high quality programming consistent with consumers' tastes; the willingness of consumers to pay subscription fees to obtain satellite radio; the cost and availability of Sirius radios; our marketing and pricing strategy; and the marketing and pricing strategy of our competitor, XM Radio. If demand for our service does not develop as expected, we may not be able to generate enough revenues to become profitable or to generate positive cash flow.

FAILURE OF THIRD PARTIES TO PERFORM COULD AFFECT OUR REVENUES.

    We need to assure continued proper manufacturing and distribution of Sirius radios and development and provision of programming in connection with our service. Many of these tasks depend on the efforts of third parties, including Agere Systems, Inc., which has designed, developed and is manufacturing our chip set and is designing, developing and manufacturing the next generation of our chip set; consumer electronics manufacturers, which are manufacturing, distributing and marketing radios capable of receiving our service; retailers, which are marketing and selling radios capable of receiving our service and subscriptions to our service; automakers, which have entered into agreements which contemplate manufacturing, marketing and selling vehicles capable of receiving our service but are not required to do so; and other third party vendors, who have designed or operate important elements of our system, such as our call center or subscriber management system. If one or more of these third parties do not perform in a sufficient manner, our revenues could be less than expected and our business may suffer.

HIGHER THAN EXPECTED SUBSCRIBER ACQUISITION COSTS OR SUBSCRIBER TURNOVER COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

    We are spending substantial funds on advertising and marketing and in transactions with car and radio manufacturers and other parties to obtain, or as part of the expense to attract, new subscribers. If the costs of attracting subscribers or incentivizing other parties is greater than expected, our financial performance and results of operations will be adversely affected.

    We expect to experience some subscriber turnover, or churn. We cannot predict the amount of churn we will experience or how successful we will be at retaining customers who purchase or lease vehicles that include a subscription to our service. Subscriber turnover or our inability to attract customers who purchase or lease new vehicles with our service could adversely affect our financial performance and results of operations.

OUR SYSTEM MIGHT NOT WORK AS EXPECTED.

    Our integrated system has only recently been deployed and is still in the process of being tested, and may not function as expected within any particular market. We could be required to supplement our terrestrial network in certain markets in order to achieve our expected performance.

COMPETITION FROM XM RADIO AND TRADITIONAL AND EMERGING AUDIO ENTERTAINMENT PROVIDERS COULD ADVERSELY AFFECT OUR REVENUES.

    We will encounter competition for both listeners and advertising revenues from many sources, including XM Radio, the other satellite radio licensee; traditional AM/FM radio and digital AM/FM radio when it becomes available; internet based audio providers; direct broadcast satellite television audio services; and cable systems that carry audio services. XM Radio began commercial operations in September 2001 and offers its service for a monthly charge of $9.99, featuring 100 channels. If consumers perceive that XM Radio offers a more attractive service or enhanced features, or has stronger marketing or distribution channels, it may gain a long term competitive advantage over us.

    Unlike Sirius, traditional AM/FM radio already has a well established and dominant market presence for its services and generally offers free broadcast reception supported by commercial advertising rather than by a subscription fee. Further, the incumbent terrestrial broadcasters have announced intentions to enhance their existing broadcasts with digital quality services utilizing new technology in the near future. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which Sirius is not expected to offer as effectively as local radio, or at all. To the extent that consumers place a high value on these features of traditional AM/FM radio, we are at a competitive disadvantage.

PREMATURE DEGRADATION OR FAILURE OF OUR SATELLITES COULD DAMAGE OUR BUSINESS.

    We expect that our satellites will last approximately 15 years, and that after this period their performance in delivering Sirius will deteriorate. We cannot assure you, however, of the useful life of any particular satellite. Our operating results would be adversely affected if the useful life of our satellites is significantly shorter than 15 years.

    The useful lives of our satellites will vary and will depend on a number of factors, including:

     expected gradual degradation of solar panels;

     quality of construction;

     amount of fuel on board;

     durability of component parts;

     random failure of satellite components, which could result in damage to or loss of a satellite; and

     in rare cases, damage or destruction by electrostatic storms or collisions with other objects in space.

    Space Systems/Loral, the manufacturer of our satellites, has identified circuit failures in solar arrays on satellites launched since 1997, including our satellites. The circuit failures our satellites have experienced do not limit the power of our broadcast signal, reduce the expected useful life of our satellites or otherwise affect our operations. If a substantial number of additional circuit failures were to occur, the estimated useful life of our satellites could be reduced. We cannot assure you that additional circuit failures will not occur or whether the useful life of our satellites will be reduced.

    If one of our three satellites fails in orbit and we are required to launch our spare satellite, our operations could be suspended for up to six months. If two or more of our satellites fail in orbit, our operations could be suspended for at least 16 months.

LOSSES FROM SATELLITE DEGRADATION MAY NOT BE FULLY COVERED BY INSURANCE.

    We maintain launch and in-orbit insurance policies from global space insurance underwriters. This insurance expires in June, September and November of 2002 for our first, second and third satellites, respectively, and we cannot assure you that we will be able to renew this insurance on commercially reasonable terms. If one of our satellites suffers a total or partial failure, our insurance may not fully cover our losses. For example, our insurance does not cover and we do not have protection against business interruption, loss of business or similar losses. Also, our insurance policies contain customary exclusions and material change conditions that could limit our recovery.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH WHICH COULD REDUCE THE VALUE OF OUR SECURITIES.

    As of September 30, 2001, we had total indebtedness of $708.4 million and stockholders' equity of $344.0 million. Our substantial indebtedness could have important consequences to you. For example, it could:

     increase our vulnerability to general adverse economic and industry conditions;

     require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     place us at a competitive disadvantage compared to our competitors that have less debt; and limit our ability to borrow additional funds.

    Our term loan agreement with Lehman Brothers contains financial and operating covenants. These covenants include requirements that we:

     have at least 200,000 subscribers on December 31, 2002, and have an increasing number of subscribers each quarter through the maturity of the term loan on December 31, 2005;

     achieve a minimum cash flow, before subscriber acquisition costs, of at least $4,425,000 for the year ending December 31, 2002, and have an increasing minimum cash flow, before subscriber acquisition costs, each quarter thereafter through the maturity of the term loan;

     achieve a minimum cash flow, before subscriber acquisition costs and adjusted to give effect to subscribers who cancel or fail to renew their subscriptions, of at least $2,500,000 for the quarter ending September 30, 2003, and have an increasing minimum adjusted cash flow, each quarter thereafter through the maturity of the term loan; and

     not permit our capital expenditures, other than the costs of constructing, launching and insuring replacement satellites and installing terrestrial repeaters, to exceed $100,000,000 during the period from June 1, 2001 through the period in which the term loan is outstanding.

Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

JOINT DEVELOPMENT AGREEMENT FUNDING REQUIREMENTS COULD BE SIGNIFICANT.

    Under our agreement with XM Radio, each party is obligated to fund one half of the development cost of the technologies used to develop a unified standard for satellite radios. Each party will be entitled to license fees or a credit towards its one half of the cost based upon the validity, value, use, importance and available alternatives of the technology it contributes. This may require significant additional capital.

FAILURE TO COMPLY WITH FCC REQUIREMENTS COULD DAMAGE OUR BUSINESS.

    As an owner of one of two FCC licenses to operate a satellite radio service in the United States, we are subject to FCC rules and regulations, and the terms of our license, which require us to meet certain conditions such as interoperability of our system with XM Radio, the other licensed satellite radio system in the United States; coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and coordination of our communications links to our satellites with other systems that operate in the same frequency band.

    Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions. We may also be subject to interference from adjacent radio frequency users if the FCC does not adequately protect us against such interference in its rulemaking process. In addition, the FCC has not yet issued final rules permitting us to deploy terrestrial repeaters to fill gaps in satellite coverage. We are operating our repeaters on a non-interference basis pursuant to a grant of special temporary authority from the FCC, which will need to be renewed by March 18, 2002, and this authority is currently being challenged by operators of terrestrial wireless systems who have asserted that our repeaters may cause interference. Our deployment of terrestrial repeaters may be impacted by the FCC's further actions, when taken.

WE MAY NOT BE ABLE TO MANAGE RAPID GROWTH.

    We expect to experience significant and rapid growth in the scope and complexity of our business as we commence operations. We do not currently employ sufficient staff to handle all of our expected sales and marketing efforts. Although we have hired experienced executives in this area, we must hire additional employees before we begin full scale commercial operation of our service. This growth may strain our management and operational resources. Our results of operations could be materially adversely affected if we fail to do any of the following:

     develop and implement effective management systems;

     hire and train sufficient personnel to perform all of the functions necessary to effectively provide our service;

     manage our subscriber base and business; or

     manage our growth effectively.

OUR NATIONAL BROADCAST STUDIO, TERRESTRIAL REPEATER NETWORK OR OTHER GROUND FACILITIES COULD BE DAMAGED BY NATURAL CATASTROPHES OR TERRORIST ACTIVITIES.

    An earthquake, tornado, flood or other catastrophic event anywhere in the United States could damage our terrestrial repeater network, interrupt our service and harm our business in the affected area. We do not have replacement or redundant facilities that can be used to assume the functions of our repeater network or national broadcast studio in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our national broadcast studio would restrict our production of programming and require us to obtain programming from third parties to continue our service.

CONSUMERS COULD STEAL OUR SERVICE.

    Like all radio transmissions, the Sirius signal is subject to interception. Pirates may be able to obtain or rebroadcast Sirius without paying the subscription fee. Although we use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the Sirius signal. If widespread, signal theft could harm our business.

WE NEED TO OBTAIN RIGHTS TO PROGRAMMING, WHICH COULD BE MORE COSTLY THAN ANTICIPATED.

    We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and SESAC, Inc. Radio broadcasters currently pay a combined total of approximately 4% of their revenues to these performing rights societies. We expect to negotiate or establish license fees through a rate court proceeding in the U.S. District Court for the Southern District of New York, but such royalty arrangements may be more costly than anticipated.

    We must also enter into royalty arrangements with the owners of the copyrights in the sound recordings we play, who are primarily represented by the Recording Industry Association of America. Cable audio services currently pay these owners 6.5% of gross subscriber revenue, a royalty rate determined in an arbitration proceeding before the Librarian of Congress. Although we believe we can distinguish Sirius sufficiently from cable audio services in order to negotiate or obtain through arbitration a lower rate, we may not be able to do so, and we could be required to pay a higher rate. In any event, we expect to pay the same rates as XM Radio, the other satellite radio licensee.

RAPID TECHNOLOGICAL AND INDUSTRY CHANGES COULD MAKE OUR SERVICE OBSOLETE.

    The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. In addition, we may face unforeseen problems in operating our system that could harm our business. Because we have depended on third parties to develop technologies used in key elements of our system, more advanced technologies that we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

OUR BUSINESS MAY BE IMPAIRED BY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

    Development of our system has depended largely upon intellectual property that we have developed and license from third parties. If the intellectual property that we have developed or use is not adequately protected, others will be permitted to and may duplicate our system or service without liability. In addition, others may challenge, invalidate or circumvent our intellectual property rights, patents or existing sublicenses. Some of the know-how and technology we have developed and plan to develop will not be covered by United States patents. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure.

    Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties' proprietary rights in the subject matter of those licenses. This may be expensive. Also, we may not succeed in any such litigation.

    Third parties may bring suit against us for patent or other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could subject us to significant liabilities to third parties; require us to seek licenses from third parties; block our ability to operate our system or license its technology; or otherwise adversely affect our ability to successfully develop and market Sirius.

    The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

THE MARKET PRICE OF OUR SECURITIES COULD BE HURT BY SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS.

    Historically, securities prices and trading volumes for emerging companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility could depress the price of our securities without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our securities would likely significantly decrease.

WE NEED PEOPLE WITH SPECIAL SKILLS TO DEVELOP AND MAINTAIN OUR NEW SERVICE. IF WE CANNOT FIND AND KEEP THESE PEOPLE, OUR BUSINESS AND STOCK PRICE COULD SUFFER.

    We depend on the continued efforts of our executive officers and key employees, who have specialized technical knowledge regarding our satellite and radio systems and business knowledge regarding the radio industry and subscription services. If we lose the services of one or more of these employees, or fail to attract qualified replacement personnel, it could harm our business and our future prospects.

EXISTING STOCKHOLDERS MAY CONTROL US AND THEIR INTERESTS MAY CONFLICT WITH
YOURS.

    As of November 30, 2001, our executive officers and directors beneficially owned or could vote approximately 12.6% of our outstanding common stock. In addition, as of that date, our executive officers and directors together with Prime 66, Apollo Management, The Blackstone Group LP, and DaimlerChrysler beneficially owned or could vote approximately 39.5% of our outstanding common stock. As a result of this concentration of ownership, these stockholders, if they choose to act in concert, may exert considerable influence over our management and policies. Similarly, some or all of these stockholders could delay, defer or prevent a change of control.

OUR RIGHTS PLAN AND ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS COULD PREVENT AN ACQUISITION OF OUR COMPANY.

    Our stockholders rights plan, the anti-takeover provisions in our charter documents and future issuance of our preferred stock could be deemed to have anti-takeover effects and may delay, deter or prevent an acquisition of our company that a stockholder might consider to be in his or her best interest. Our board of directors has the authority to issue shares of preferred stock in one or more series and to determine the price, rights, preferences and privileges of those shares without any further vote or action by stockholders. We have adopted a stockholders rights plan and in connection with the stockholders rights plan, our board of directors designated 300,000 shares of preferred stock as Series B Preferred Stock. Any issuance of our preferred stock, including preferred stock with voting and conversion rights, as well as our 9.2% Series A Junior Cumulative Convertible Preferred Stock, our 9.2% Series B Junior Cumulative Convertible Preferred Stock and our 9.2% Series D Junior Cumulative Convertible Preferred Stock, which are convertible into shares of common stock, may adversely affect the voting power of the holders of common stock.

    We also may become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. These provisions could delay or prevent a change of our control or adversely affect the market price of our common stock. Furthermore, the severance provisions of employment agreements with some of our executive officers provide for payments that could discourage an attempted change in our control.

DILUTION UPON CONVERSION OF PREFERRED STOCK AND CONVERTIBLE DEBT.

    We may be required to issue substantial numbers of shares of our common stock:

     if we issue convertible debt securities (which we may do at any time unless prior approval of our stockholders is required under Delaware law, the rules of the Nasdaq National Market or the rules of any other stock exchange on which our securities may be listed or the issuance is limited by the instruments governing our debt securities) and the holders thereof convert their shares into common stock;

     if the Apollo investors or the Blackstone investors convert their preferred stock into common stock, which may be done at any time;

     if we issue additional equity securities, which we may do at any time unless prior approval of our stockholders is required under Delaware law, the rules of the Nasdaq National Market or the rules of any other stock exchange on which our equity securities may be listed;

     if Ford exercises its warrants to purchase up to four million shares of our common stock, which Ford may do only if it satisfies requirements relating to the manufacture of vehicles capable of receiving Sirius;

     if DaimlerChrysler exercises its warrants to purchase up to four million shares of our common stock, which DaimlerChrysler may do only if it satisfies requirements relating to the manufacture of vehicles capable of receiving Sirius; or

     if Lehman Commercial Paper Inc. exercises its warrants to purchase up to
     2.1 million shares of our common stock, which may be done at any time.

                                USE OF PROCEEDS

    We estimate that the net proceeds to us from this offering will be approximately $148 million ($170 million if Lehman Brothers exercises its over-allotment option in full) after deducting estimated discounts, commissions and other expenses. We intend to use the net proceeds of this offering to fund operating expenses and for general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

    Our common stock began trading on the Nasdaq Small Cap Market on September 13, 1994. From October 24, 1997 to January 11, 2000, our common stock was traded on the Nasdaq National Market under the symbol 'CDRD.' On
January 12, 2000, our common stock began trading on the Nasdaq National Market under the symbol 'SIRI.'

    The following table sets forth the high and low closing sales prices for our common stock, as reported by the Nasdaq National Market, for the periods indicated.

                                                               HIGH                LOW
                                                               ----                ---
1999:
    First Quarter...........................................  38 1/2              21
    Second Quarter..........................................  30 7/8              21 1/2
    Third Quarter...........................................  37 3/16             23 5/8
    Fourth Quarter..........................................  44 1/2              23 5/16
2000:
    First Quarter...........................................  66 1/2              38 3/8
    Second Quarter..........................................  50 15/16            31 1/8
    Third Quarter...........................................  56 3/8              37
    Fourth Quarter..........................................  54 7/16             21 1/2
2001:
    First Quarter...........................................  35                  12 7/16
    Second Quarter..........................................  18 11/32            6 29/32
    Third Quarter...........................................  10 13/16            3 11/32
    Fourth Quarter..........................................  11 5/8              2 19/64

    On January 2, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $10.88 per share. On December 31, 2001, there were approximately 468 holders of record of our common stock.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We intend to retain any future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. The indentures governing our senior secured notes and our senior secured discount notes and our term loan agreement with Lehman Brothers Commercial Paper Inc. contain provisions that limit our ability to pay dividends on our preferred stock and common stock. The certificates of designation for our preferred stock contain provisions that also limit our ability to pay dividends on our common stock.

                                 CAPITALIZATION

    The following table sets forth our cash and capitalization as of September 30, 2001 (1) on an actual basis and (2) on an as adjusted basis to give effect to the issuance and sale of the common stock in this offering, after deducting estimated discounts, commissions and other expenses.

                                                              AS OF SEPTEMBER 30, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                                ------     -----------
                                                                   (IN THOUSANDS)
Cash, cash equivalents and marketable securities, at          $  363,100   $  510,600
  market(1).................................................
                                                              ----------   ----------
                                                              ----------   ----------
Restricted investments, at amortized cost(2)................  $   28,419   $   28,419
                                                              ----------   ----------
                                                              ----------   ----------
Long-term obligations:
    Deferred satellite payments, long-term..................  $   65,548   $   65,548
    15% Senior Secured Discount Notes due 2007..............     246,612      246,612
    14 1/2% Senior Secured Notes due 2009...................     175,595      175,595
    8 3/4% Convertible Subordinated Notes due 2009..........      80,836       80,836
    Term Loan Facility(3)...................................     139,842      139,842
                                                              ----------   ----------
        Total long-term debt obligations....................     708,433      708,433
                                                              ----------   ----------

9.2% Series A Junior Cumulative Convertible Preferred
  Stock.....................................................     173,277      173,277
9.2% Series B Junior Cumulative Convertible Preferred
  Stock.....................................................      75,559       75,559
9.2% Series D Junior Cumulative Convertible Preferred
  Stock.....................................................     225,408      225,408
Stockholders' equity
    Common stock, at par value, $0.001 per share(4).........          54           70
    Additional paid-in capital(4)...........................     776,285      923,769
    Accumulated deficit.....................................    (432,292)    (432,292)
                                                              ----------   ----------
        Total capitalization................................  $1,526,724   $1,674,224
                                                              ----------   ----------
                                                              ----------   ----------

---------

(1) Marketable securities consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(2) Value of securities held by the trustee for our 14 1/2% Senior Secured Notes due 2009 to pay interest in full on those notes through May 15, 2002.

(3) The book value, as shown above, excludes the unamortized value of the warrants issued in connection with the Term Loan Facility.

(4) Excludes: (a) 10,373,454 shares of common stock issuable upon the exercise of outstanding and unexercised options as of September 30, 2001,
    (b) 4,233,389 shares of common stock issuable upon the exercise of outstanding and unexercised warrants (other than those referred to in clauses (c) and (d) below), (c) 8,000,000 shares of common stock issuable upon the exercise of warrants issued to Ford Motor Company and DaimlerChrysler Corporation, (d) 2,100,000 shares of common stock issuable upon the exercise of warrants beneficially held by Lehman Commercial Paper Inc., (e) 2,840,092 shares of common stock issuable upon the conversion of our 8 3/4% Convertible Subordinated Notes due 2009 as of September 30, 2001 and (f) 14,015,547 shares of common stock issuable upon conversion of our 9.2% Series A Junior Cumulative Convertible Preferred Stock, 9.2% Series B Junior Cumulative Convertible Preferred Stock and 9.2% Series D Junior Cumulative Convertible Preferred Stock. Each share of our common stock has a right to receive one one-hundredth of a share of our Series B Preferred Stock, par value $0.001 per share, upon certain events described in 'Description of Capital Stock -- Preferred Stock Purchase Rights' in the related prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected consolidated financial data shown below as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 are derived from our respective audited consolidated financial statements. The financial information as of and for the nine months ended September 30, 2000 and 2001 is derived from unaudited consolidated financial statements incorporated by reference into the related prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. The selected historical financial data should be read together with the consolidated financial statements, the related notes and the information contained in this prospectus supplement under the heading 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

                                                                                                        NINE MONTHS ENDED
                                                      FOR THE YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                          --------------------------------------------------------   -----------------------
                                            1996       1997       1998        1999         2000         2000         2001
                                            ----       ----       ----        ----         ----         ----         ----
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues......................  $  --      $  --      $  --      $   --       $   --       $   --       $   --
Net loss(1).............................    (2,831)    (4,737)   (48,396)     (62,822)    (134,744)     (90,773)    (163,057)
Preferred stock dividends...............     --        (2,338)   (19,380)     (30,321)     (39,811)     (29,871)     (30,724)
Preferred stock deemed dividends(2).....     --       (51,975)   (11,676)      (3,535)      (8,260)      (8,082)        (509)
Accretion of dividends in connection
 with the issuance of warrants on
 preferred stock.........................    --         --        (6,501)        (303)        (900)        (900)      --
Net loss applicable to common
 stockholders............................   (2,831)   (59,050)   (85,953)     (96,981)    (183,715)    (129,626)    (194,290)
   Net loss per share applicable to
    common stockholders (basic and
    diluted).............................    (0.29)     (5.08)     (4.79)       (3.96)       (4.72)       (3.42)       (3.77)
Weighted average common shares
 outstanding (basic and diluted).........    9,642     11,626     17,932       24,470       38,889       37,924       51,575

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents................ $  4,584   $    900   $150,190   $   81,809   $   14,397   $    8,814   $   27,790
Marketable securities, at market(3)......    --       169,482    115,433      317,810      129,153      229,132      335,310
Restricted investments, at amortized
 cost(4).................................    --         --         --          67,454       41,510       55,363       28,419
Working capital..........................    4,442    170,894    180,966      303,865      143,981      253,734      363,850
Total assets.............................    5,065    323,808    643,880    1,206,612    1,323,582    1,348,102    1,570,674
Short-term notes payable.................    --         --        70,863      114,075       --           --           --
Deferred satellite payments and accrued
 interest................................    --         --        31,324       55,140       60,881       59,384       65,548
Long-term debt...........................    --       131,387    153,033      488,690      472,602      463,203      642,885
10 1/2% Series C Preferred Stock.........    --       176,025    156,755      149,285       --           --           --
9.2% Series A Junior Preferred Stock.....    --         --       137,755      148,894      162,380      158,864      173,277
9.2% Series B Junior Preferred Stock.....    --         --         --          64,238       70,507       68,875       75,559
9.2% Series D Junior Preferred Stock.....    --         --         --          --          210,125      205,154      225,408
Deficit accumulated during the
 development stage.......................  (18,536)   (23,273)   (71,669)    (134,491)    (269,235)    (225,264)    (432,292)
Stockholders' equity.....................    4,898     15,980     77,953      134,179      290,483      342,886      344,047
Book value per common share..............     0.48       1.00       3.36         4.67         6.90         8.15         6.36

---------

(1) Included in the 1998 net loss of $48,396 is $25,682 of special charges related primarily to the termination of launch and orbit related contracts required when we decided to enhance our satellite delivery system to include a third in-orbit satellite.

(2) The deemed dividend in 1997 relates to the discount feature associated with our former 5% Delayed Convertible Preferred Stock and the deemed dividend in 1998 relates primarily to the conversion feature associated with our 9.2% Series A Junior Cumulative Convertible Preferred Stock. We computed these deemed dividends in accordance with the SEC's position on accounting for preferred stock which is convertible at a discount to the market price.

(3) Marketable securities consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(4) Value of securities held by the trustee for our 14 1/2% Senior Secured Notes due 2009 to pay interest in full on those notes through May 15, 2002.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This prospectus supplement contains forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of some events could differ materially from those projected in any forward-looking statements due to a number of factors, including those described under 'Risk Factors' beginning on pages S-6 of this prospectus supplement and elsewhere in this prospectus supplement and the related prospectus. See 'Special Note Regarding Forward-Looking Statements.'

    (All dollar amounts referenced below are in thousands, unless otherwise stated)

OVERVIEW

    Sirius Satellite Radio Inc. was organized in May 1990 and is in its development stage. Our principal activities to date have included:

     obtaining regulatory approval for our service;

     constructing and launching our three satellite constellation;

     constructing our national broadcast studio;

     acquiring content for our programming;

     constructing our terrestrial repeater network;

     arranging for radios capable of receiving our broadcasts;

     strategic planning and market research;

     recruiting our management team; and

     securing financing for capital expenditures and working capital.

    We plan to launch our service on February 14, 2002 in Denver, Houston and Phoenix. At launch, we expect to broadcast 60 channels of commercial-free music and 40 channels of news, sports and entertainment.

    Our primary source of revenues will be our $12.95 per month subscription fee and one-time activation fee per subscriber. In addition, we expect to derive revenues from directly selling limited advertising on our non-music channels. Advertising revenues are not expected to be significant until we have acquired a substantial number of subscribers.

    Our operating expenses will consist primarily of:

     marketing costs, including advertising, promotions, payments to retailers, dealers, distributors and automakers, and subsidies to radio manufacturers;

     programming costs, including royalty payments to copyright holders, license fees to programming providers and advertising revenue sharing arrangements;

     expenses of operating and maintaining of our broadcast system, including costs of tracking and controlling our satellites, operating our terrestrial repeater network, and maintaining our national broadcast studio;

     expenses associated with the continuing development of our receiver technology, including the costs of designing and developing future chip sets; and

     general and administrative costs, including salary and employment related expenses, rent and occupancy costs, insurance expenses and other miscellaneous costs, such as legal and consulting fees.

    As of December 31, 2001, we had 226 employees. When we launch our service we expect to have approximately 250 employees, increasing to approximately 350 employees by December 31, 2002.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2000

    We had net losses of $163,057 and $90,773 for the nine months ended September 30, 2001 and 2000, respectively. Our total operating expenses were $116,618 and $87,463 for the nine months ended September 30, 2001 and 2000, respectively.

    Engineering design and development costs were $46,781 and $51,367 for the nine months ended September 30, 2001 and 2000, respectively. These engineering costs represented primarily payments to Agere Systems, Inc. (48% in the 2001 period and 40% in the 2000 period) and other radio partners (20% in the 2001 period and 35% in the 2000 period). The decrease in costs in the 2001 period was primarily due to the completion of most activity relating to the development of radios capable of receiving our broadcasts during the 2001 period.

    General and administrative expenses increased for the nine months ended September 30, 2001 to $66,464 from $30,352 for the nine months ended September 30, 2000. General and administrative expenses increased principally due to the growth of our workforce, operation of our terrestrial repeater network, depreciation of our broadcast studio equipment and the cost of in-orbit insurance for our three satellites during the entire 2001 period. The major components of general and administrative expenses in the 2001 period were salaries and employment related costs (23%), rent and occupancy costs (16%) and marketing costs (13%), while in the 2000 period the major components were salaries and employment related costs (34%), rent and occupancy costs (15%) and marketing costs (15%). The remaining portion of general and administrative expenses (48% in the 2001 period and 36% in the 2000 period) consisted of other costs such as legal and regulatory, insurance, consulting, travel, depreciation and supplies, with only insurance (13%) exceeding 10% of the total in the 2001 period and no amount exceeding 10% of the total in the 2000 period.

    Non-cash stock compensation charge decreased for the nine months ended September 30, 2001 to $3,373 from $5,744 for the nine months ended
September 30, 2000. The decrease in the 2001 period resulted primarily from the decrease in compensation expense associated with stock options granted to certain employees and consultants. We expect to record future non-cash stock compensation charges or benefits based on the market value of our common stock at the end of each reporting period due to variable accounting associated with the repricing of certain employees stock options in April 2001.

    The decrease in interest and investment income to $14,386 for the nine months ended September 30, 2001, from $20,691 for the nine months ended September 30, 2000, resulted from lower returns on our investments in U.S. government securities during the 2001 period.

    Interest expense was $60,825 for the nine months ended September 30, 2001 and $24,001 for the nine months ended September 30, 2000, net of capitalized interest of $14,055 and $52,618, respectively. Gross interest expense for the 2001 period decreased by $1,739 and capitalized interest decreased by $38,563, compared to the 2000 period. The decrease in gross interest from the prior period was due to the expense incurred in the 2000 period related to the induced conversion of a portion of our 8 3/4% Convertible Subordinated Notes due 2009, net of an increase in gross interest during the 2001 period resulting primarily from the amount outstanding under our term loan with Lehman Brothers, which was not outstanding during the 2000 period. The decrease in capitalized interest during the 2001 period was primarily due to the lower level of construction in process. Construction in process decreased as compared to the 2000 period due to the launch of our satellites. Construction in process during the 2001 period related principally to our fourth, spare, satellite and construction of our terrestrial repeater network.

LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 2001, we had cash, cash equivalents, marketable securities and restricted investments totaling $391,519 and working capital of $363,850 compared with cash, cash equivalents, marketable securities and restricted investments totaling $185,060 and working capital of $143,981 at December 31, 2000.

    Funding Requirements. We entered into a satellite contract (the 'Loral Satellite Contract') with Space Systems/Loral, Inc. ('Space Systems/Loral') to build and launch the satellites necessary to transmit our service.

    We are committed to make aggregate payments of approximately $745,890 under the Loral Satellite Contract. As of September 30, 2001, $683,390 of this obligation had been satisfied. The amount and timing of our future payments to Space Systems/Loral depends upon the completion of construction of our fourth, spare satellite.

    The amount and timing of our other cash requirements will depend upon numerous factors, including the rate of growth of our business, costs associated with the design and development of chip sets, costs of financing and the possibility of unanticipated costs.

    Sources of Funding. To date, we have funded our capital needs through the issuance of debt and equity securities.

    As of September 30, 2001, we had raised a total of approximately $1,103,300 in equity capital from the sale of common stock and convertible preferred stock. As of September 30, 2001, we had received a total of approximately $638,000 in net proceeds from public debt offerings and private credit arrangements.

    We have three issues of public debt securities outstanding: $296,930 in aggregate principal amount at maturity of 15% Senior Secured Discount Notes due 2007, $200,000 in aggregate principal amount at maturity of 14 1/2% Senior Secured Notes due 2009 and $143,750 in aggregate principal amount at maturity of 8 3/4% Convertible Subordinated Notes due 2009. As of December 31, 2001, we had acquired $97,814 and $16,500 principal amount of our 8 3/4% Convertible Subordinated Notes due 2009 and 15% Senior Secured Discount Notes due 2007, respectively, in exchange for shares of our common stock. In addition to these public debt securities, we have also entered into a $50,000 Deferral Credit Agreement with Space Systems/Loral and a $150,000 term loan agreement with Lehman Brothers.

    Space Systems/Loral has deferred a total of $50,000 of payments under the Loral Satellite Contract originally scheduled for payment in 1999. Under the Deferral Credit Agreement with Space Systems/Loral, these deferred amounts bear interest at 10% per year and were originally scheduled to be paid in quarterly installments beginning in June 2002. However, the agreement governing these deferred amounts provides that this date, and subsequent payment dates, will be extended by the number of days that the achievement of any milestone under the Loral Satellite Contract is delayed beyond the dates set forth in the Loral Satellite Contract. Our fourth satellite was originally expected to be delivered to ground storage in October 2000 and now is expected to be delivered to ground storage in February 2002. As a result of this delay, we do not expect to make any required payments with respect to these deferred payments until August 2003, at the earliest.

    On March 7, 2001, we borrowed $150,000 under a term loan agreement with Lehman Brothers. In connection with the term loan, we granted Lehman Brothers Commercial Paper Inc. 2,100,000 warrants, each to purchase one share of our common stock, at an exercise price of $29.00 per share. The term loan bears interest at an annual rate equal to the eurodollar rate plus 4% or a base rate, typically the prime rate, plus 5%. The term loan matures in quarterly installments, commencing on March 31, 2003, in an amount equal to the percentage set forth below of the aggregate principal amount of the term loan:

                        INSTALLMENT                              PERCENTAGE
                        -----------                              ----------
March 31, 2003..............................................              0.25%
June 30, 2003...............................................              0.25%
September 30, 2003..........................................              0.25%
December 31, 2003...........................................              0.25%
March 31, 2004..............................................              2.25%
June 30, 2004...............................................              2.25%
September 30, 2004..........................................              2.25%
December 31, 2004...........................................              2.25%
March 31, 2005..............................................             22.50%
June 30, 2005...............................................             22.50%
September 30, 2005..........................................             22.50%
December 31, 2005...........................................             22.50%

    The indentures governing our 14 1/2% Senior Secured Notes due 2009 and our 15% Senior Secured Discount Notes due 2007 and our term loan agreement with Lehman Brothers contain limitations on our ability to issue additional debt. These notes and our obligations under the term loan agreement are secured by a pledge of the stock of Satellite CD Radio, Inc., our subsidiary that holds our FCC license, and our rights under the Loral Satellite Contract relating to our fourth satellite. Under the Deferral Credit Agreement, we granted Space Systems/Loral a security interest in our terrestrial repeater network.

    Upon completion of this offering, we will have sufficient funds to operate our business well into the second quarter of 2003. We will require additional funds to support our planned operations thereafter until our revenues grow substantially. We plan to fund our additional capital needs through the issuance of debt and equity securities.

                                    BUSINESS

    From our three orbiting satellites, we will directly broadcast 100 channels of digital-quality radio to motorists throughout the continental United States for a monthly subscription fee of $12.95. We will deliver 60 channels of commercial-free music in virtually every genre, and 40 channels of news, sports, talk, comedy and children's programming. Sirius' broad and deep range of almost every music format as well as its news, sports and entertainment programming is not available on conventional radio in any market in the United States. We hold one of only two licenses issued by the Federal Communications Commission ('FCC') to operate a national satellite radio system.

    We plan to launch our service on February 14, 2002 in Denver, Colorado; Houston, Texas; and Phoenix, Arizona. We will employ a phased roll out in order to test various marketing initiatives, further refine our receiver technology and optimize our service on a market-by-market basis. This strategy will allow us to enhance our subscriber experience before our nationwide launch. We will begin to offer our service in additional markets during the second and third quarters of 2002 and will offer our service on a national basis during the third quarter of 2002. Upon commencing commercial operations, our primary source of revenues will be subscription fees. In addition, we expect to derive revenues from selling limited advertising on our non-music channels.

    We have agreements with Ford Motor Company, DaimlerChrysler Corporation and BMW of North America, LLC that contemplate the manufacture and sale of vehicles that include radios capable of receiving our broadcasts. These alliances cover all brands and affiliates of these automakers, including Ford, Chrysler, Mercedes, BMW, Jaguar, Mazda, Dodge, Jeep and Volvo. Our agreement with DaimlerChrysler also makes us the preferred provider of satellite radio in Freightliner and Sterling heavy trucks. In 2000, Ford, DaimlerChrysler and BMW sold or leased approximately 7.5 million vehicles in the continental United States, which was approximately 43% of all new cars and trucks sold or leased in the continental United States that year.

    In the autosound aftermarket, we expect that radios capable of receiving our broadcasts will be available for sale at various national and regional retailers, such as Best Buy, Circuit City, Tweeter Home Entertainment Group, Crutchfield and Good Guys. In 2000, consumer electronics retailers in the United States sold 11 million car radios.

    We have entered into agreements with numerous consumer electronics manufacturers, including Alpine Electronics Inc., Clarion Co., Ltd., Delphi Delco Electronics Systems, Kenwood Corporation, Matsushita Communication Industrial Corporation of USA, Recoton Corporation, Sony Electronics Inc. and Visteon Automotive Systems, to develop radios capable of receiving our broadcasts.

PROGRAMMING

    We intend to program 60 channels of commercial-free music under our brand 'Sirius,' and to offer 40 additional channels of other formats, such as news, sports and talk programming. We believe that 60 music channels will enable us to 'superserve' our subscribers with a greater range of content than is currently offered by traditional AM/FM radio, even in the most widely broadcast formats.

    Our Music Channels. We design and originate the programming on each of our 60 commercial-free music channels. Each channel is operated as a separate radio station, with a distinct format and its own hosts. When we launch our service, the line-up of music channels will consist of:

POP                                    R&B/URBAN                         JAZZ & STANDARDS
 Top 40 Hits                            R&B Hits                          Classic Jazz
 Adult Contemporary                     Today's R&B                       Latin Jazz
 Alt Pop Mix                            Soul Ballads                      Contemporary Jazz
 Love Songs                             Classic Soul                      Smooth Jazz
 The Best of the 50s/60s                R&B Oldies                        Standards
 The Best of the 70s                    Rap Hits                          Swing
 The Best of the 80s                    Today's Rap                       Broadway's Best
 The Best of the 90s                    Classic Rap                      LATIN
ROCK                                   DANCE                              Latin Hits
 Soft Rock                              Dance Hits                        Latin Pop Mix
 Eclectic Rock                          Mainstream Dance                  Rock en Espanol
 Rock Hits                              Electronics                       Mexicana
 Modern Rock                            Disco                             Tejano
 Mainstream Rock                       VARIETY                           COUNTRY
 Classic Rock I                         Blues                             Country Hits
 Classic Rock II                        Reggae                            Today's Country
 Classic Alternative                    Gospel                            Country Mix
 Alternative I                          Christian Hits                    Classic Country
 Alternative II                         World Music                       Alt Country
 Hard Rock                              New Age                           Bluegrass
CLASSICAL                               Kids
 Symphonic                              Specialty Showcase
 Chamber Works
 Classical Voices

    Music programming is selected from our music library. We have assembled an extensive music library consisting of a deep range of recorded music in each genre. To date, we have acquired approximately two million music titles. Our music library will be updated with new recordings as they are released.

    We have recruited program managers from the recording, broadcasting and entertainment industries to manage the development of daily programming for each Sirius music channel. To be accessible to these industries, we have built our national broadcast studio in New York City.

    We expect that well-known music experts and celebrity talent will have a regular presence, and in some cases will perform, on our service. Traditional AM and FM radio stations, which are local businesses, generally do not have the economies of scale or large enough audiences to attract regular appearances by celebrity hosts. We believe that, as a national service, Sirius will have the ability to support and attract regular appearances by celebrity hosts. These appearances will emphasize our brand and further differentiate us from conventional radio. To date, we have alliances with the artists Grandmaster Flash, Bebe Winans, Dave Koz, Ray Manzarek, Randy Travis, Leonard Slatkin and Michael Feinstein to appear and perform on our service. Performances by prominent artists will be a regular occurrence at our national broadcast studio. Among the artists that have already performed and recorded at our national broadcast studio are Sinead O'Connor, Dolly Parton, Shaggy, Yo Yo Ma, Emmylou Harris, Randy Travis, Tony Bennett, Megadeth and Elvis Costello. We also have an agreement in principle to feature live and recorded musical programming from House of Blues on a number of our music channels.

    In connection with our music programming, we must negotiate and enter into royalty arrangements with two sets of rights holders: holders of copyrights in musical works -- songs -- and holders of copyrights in sound recordings -- tapes, compact discs or audio files. Musical works rights holders, generally songwriters and music publishers, are represented by performing rights societies such as the American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and SESAC, Inc. These organizations negotiate fees with copyright users, collect royalties and distribute them to the rights holders. Radio broadcasters currently pay a combined total of approximately 4% of their revenues to these performing rights societies. We expect to negotiate or establish by arbitration royalty arrangements with these organizations, but such royalty arrangements may be more costly than anticipated or unavailable. Sound recording rights holders, typically large record companies, are primarily represented by the Recording Industry Association of America, which negotiates licenses and collects and distributes royalties. Cable audio service providers currently pay a royalty rate of 6.5% of gross revenue for the use of sound recordings for audio services broadcast over cable television systems. This rate was set by the Librarian of Congress, which has statutory authority to decide rates through arbitration, and this determination was affirmed on May 21, 1999 by the U.S. Court of Appeals for the District of Columbia. Although we believe we can distinguish Sirius sufficiently from cable audio services in order to negotiate or obtain through arbitration a lower rate, we may not be able to do so, and we could be required to pay a higher rate. The Librarian of Congress is expected to commence a copyright arbitration royalty proceeding this year to establish our royalty rate for sound recording rights. In any event, we expect to pay the same rates as XM Radio.

    Our News, Sports and Entertainment Channels. In addition to our music channels, we will offer 40 channels of news, sports and talk programming, which will include limited commercial advertising. We believe that this array of non-music programming will increase consumer interest in our service because much of this content is unavailable on conventional radio. We generally do not produce programming for our non-music channels; we obtain this programming from various third party content providers.

    We intend to air the following news, sports and entertainment channels on
Sirius:

     CNBC                                 ABC News & Talk             A&E Satellite Radio
     Fox News Channel                     ESPN Radio Network          Radio Classics
     CNN Headline News                    ESPNews                     SCI FI
     Bloomberg                            Sports Byline USA           Sirius Entertainment
     NPR Now                              Speedvision                 Sirius Comedy
     NPR Talk                             OLN Adventure Radio         Sirius Arts
     PRI's Public Radio Channel           BBC Mundo                   Personal Achievement
     World Radio Network                  La Red Hispana              Wisdom Radio
     BBC World Service News               Radio Deportivo             African American Talk
     C-SPAN Radio                         Radio Mujer                 The Scandal Channel
     The Weather Channel Radio Network    Radio Amigo                 Women's Talk
     Sirius Talk                          Radio Disney                Guy Talk
     Real Sirius                          Discovery Radio             Trucker Channel
                                          E! Entertainment Radio

ALLIANCES WITH AUTOMAKERS

    On June 11, 1999, we entered into an agreement with Ford Motor Company which anticipates that Ford will manufacture, market and sell vehicles, including cars and trucks, that include radios capable of receiving our broadcasts. This agreement includes all Ford brands, including Ford, Jaguar, Mazda and Volvo. As part of this agreement, we agreed to share with Ford a portion of the revenues we will derive from subscribers using new Ford vehicles equipped to receive our broadcasts ('Ford Enabled Vehicles'). We also agreed to reimburse Ford for certain advertising expenses and hardware costs of Ford Enabled Vehicles, and issued to Ford warrants to purchase 4,000,000 shares of our common stock at an exercise price of $30.00 per share. These warrants are exercisable based upon the number of Ford Enabled Vehicles that Ford manufactures, and are fully exercisable after 4,000,000 Ford Enabled Vehicles are manufactured. This agreement extends to June 11, 2004, unless terminated earlier.

    On January 28, 2000, we entered into an agreement with DaimlerChrysler Corporation, Mercedes-Benz USA, Inc. and Freightliner Corporation (collectively, 'DaimlerChrysler') which anticipates that DaimlerChrysler will manufacture, market and sell vehicles that include radios capable of receiving our broadcasts. This agreement covers all cars and light trucks manufactured by DaimlerChrysler and Freightliner and Sterling heavy trucks. As part of this agreement, we agreed to share with DaimlerChrysler a portion of the revenues we will derive from subscribers using new DaimlerChrysler vehicles equipped to receive our broadcasts ('DaimlerChrysler Enabled Vehicles'). We also agreed to reimburse DaimlerChrysler for certain advertising expenses and hardware costs of DaimlerChrysler Enabled Vehicles, and issued to DaimlerChrysler Corporation warrants to purchase 4,000,000 shares of our common stock at an exercise price of $60.00 per share. These warrants are exercisable based upon the number of DaimlerChrysler Enabled Vehicles that DaimlerChrysler manufactures, and are fully exercisable after 4,000,000 DaimlerChrysler Enabled Vehicles are manufactured. Concurrently, DaimlerChrysler Corporation purchased 2,290,322 shares of our common stock for an aggregate purchase price of approximately $100 million. The agreement extends to January 28, 2005, unless terminated earlier.

    On June 16, 2000, we entered into an agreement with BMW of North America, LLC which anticipates that BMW will market and sell vehicles that include radios capable of receiving our broadcasts. As part of this agreement, we will share with BMW a portion of the revenues we will derive from subscribers using certain BMW vehicles equipped to receive our broadcasts ('BMW Enabled Vehicles'). In addition, we expect to reimburse BMW for certain advertising expenses and hardware costs of BMW Enabled Vehicles.

    In addition to our agreements with Ford, DaimlerChrysler and BMW, we are in discussions with other automobile manufacturers to include radios capable of receiving our broadcasts in new cars and trucks. Under our joint development agreement with XM Radio, any new agreements with automakers will be on a non-exclusive basis and will require that such automakers install radios capable of receiving both Sirius and XM Radio's satellite radio service. Our objective is to have radios capable of receiving our broadcasts included as standard equipment in all cars and trucks sold in the continental United States.

THE SIRIUS SYSTEM

    The Sirius system is designed to provide signal coverage throughout the continental United States. Our system is designed to provide clear reception in most areas despite variations in terrain, buildings and other obstructions. The system is designed to enable motorists to receive Sirius in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of our satellites or is within range of one of our terrestrial repeaters.

    The FCC has allocated the portion of the S-band located between 2320 MHz and 2345 MHz exclusively for national satellite radio broadcasts. We use 12.5 MHz of bandwidth in the 2320.0-2332.5 MHz frequency allocation to transmit our signals from our satellites to our subscribers. Uplink transmissions (from the ground to our satellites) use 12.5 MHz of bandwidth in the 7060-7072.5 MHz band.

    The Sirius system consists of three principal components:

     satellites and terrestrial repeaters;

     our national broadcast studio; and

     radios.

SATELLITES AND TERRESTRIAL REPEATERS

    Space Systems/Loral delivered title to our three operating satellites on July 31, 2000, September 29, 2000 and December 20, 2000, following the completion of in-orbit testing of each satellite. Our fourth satellite is expected to be delivered to ground storage in February 2002.

    Satellite Design. Our satellites are of the Loral FS-1300 model series. This family of satellites has a history of reliability with a total of 350 years of in-orbit operation time. Each satellite is designed to have a useful life of approximately 15 years.

    Each satellite travels in a figure eight pattern extending above and below the equator, and spends approximately 16 hours per day north of the equator. At any given time, two of our three satellites operate north of the equator while the third satellite does not broadcast as it traverses the portion of the orbit south of the equator. This orbital configuration yields very high signal elevation angles, reducing service interruptions that can result from signal blockage.

    Each satellite acts as a 'bent pipe,' relaying our broadcasts directly to the ground, and does not contain on-board processors. All of our processing operations occur on the ground where they are accessible for maintenance and continuing technological upgrade without the need to launch replacement satellites.

    Terrestrial Repeaters. In some areas with high concentrations of tall buildings, such as urban centers, and in tunnels, signals from our satellites will be blocked and reception will be adversely affected. Our planned deployment of 91 terrestrial repeaters is complete.

    Risk Management and Insurance. We maintain insurance covering in-orbit failure during the first two years of operation for each of our satellites. This insurance covers losses arising from partial and total failure of the satellites. This insurance expires in June, September and November of 2002 for our first, second and third satellites, respectively, and we cannot assure you we will be able to renew this insurance on commercially reasonable terms. After we begin to generate revenues, we will evaluate the need for business interruption insurance. Once properly deployed and operational, the historical risk of premature total satellite failure has been less than 1% for U.S. geosynchronous commercial communication satellites.

    If we are required to launch our spare satellite due to the in-orbit failure of one of our satellites, our operations would likely be interrupted or delayed for at least six months. The in-orbit failure of two or three satellites would require us to arrange for an additional satellite or satellites to be built and would likely delay the commencement or continuation of our operations by at least 16 months.

    Satellites are designed to minimize the adverse effects of transmission component failure through the incorporation of redundant components that activate automatically or by ground command upon failure. If multiple component failures occur and the supply of redundant components is exhausted, the satellite generally will continue to operate, but at reduced capacity.

NATIONAL BROADCAST STUDIO

    Our programming originates from our national broadcast studio in New York City. The national broadcast studio houses our corporate headquarters, our music library, facilities for programming origination, programming personnel and program hosts and facilities to transmit programming to our orbiting satellites.

    The studios and transmission facilities at our national broadcast studio are 100% digital, resulting in no cumulative distortion to degrade the sound of our music and entertainment product. The national broadcast studio contains state-of-the-art production facilities and has been designed to broadcast 100 radio stations.

    Broadcasting originates at our national broadcast studio and is transmitted to our satellites for broadcast to our radios. The satellites broadcast to the continental United States at a power level sufficient to enable reception directly by subscribers. Service commands to initiate and suspend subscriber service also are relayed from the national broadcast studio to our satellites for retransmission to subscribers' radios.

    Tracking, telemetry and control of our orbiting satellites is also performed from our national broadcast studio. These activities include routine satellite orbital adjustments and monitoring of the satellites.

RADIOS

    In the autosound aftermarket, Sirius subscribers will have the choice of two different receiving devices for their cars -- an FM modulated receiver or a three-band radio. In many new cars and trucks, consumers will receive Sirius through a new generation of three-band (AM/FM/SAT) radios, which we expect will come installed by automakers. We expect to generate a majority of the subscriptions we sell in 2002 in the second half of the year as we expand our service launch nationally and our automotive partners begin to offer Sirius to purchasers and lessees of new vehicles.

    FM Modulated Receivers. FM modulated receivers enable our service to be received in all vehicles with FM radios, or approximately 95% of all U.S. vehicles. Each receiver is a small device, approximately the size of a compact disc changer, that is mounted in the vehicle's trunk.

    Three-Band Radios. Three-band radios are nearly identical in appearance to existing car stereos and will allow the user to listen to AM, FM or Sirius with the push of a button. Like existing radios, three-band radios may also incorporate cassette or CD players.

    Kenwood, Panasonic and Jensen branded three-band radios as well as Jensen and Panasonic branded FM modulated receivers are expected to be available to support our service launch on February 14, 2002. These radios will be available through approximately 220 retailers in Denver, Houston and Phoenix in quantities that we expect will be sufficient to meet initial demand. Matsushita, the maker of Panasonic products, has completed the construction of a manufacturing facility that is capable of producing 1,750 radios per day.

    Unified Standard. On February 16, 2000, we signed an agreement with XM Radio, the other holder of an FCC license to provide a satellite-based digital audio radio service, to develop a unified standard for satellite radios to enable consumers to purchase one radio capable of receiving both Sirius and XM Radio's services. We expect the unified standard to detail the technology to be employed by manufacturers of such dual-mode radios. The technology relating to this unified standard will be jointly developed, funded and owned by the two companies. In addition, we will work together with XM Radio to promote adoption of the new standard by creating a service mark for satellite radio. This unified standard is also intended to meet FCC rules that require interoperability of both licensed satellite radio systems.

    As part of this joint development agreement, we and XM Radio have licensed our intellectual property to one another; the value of this license will be considered part of each company's contribution toward the joint development. In addition, each company has agreed to license its non-core technology, including non-essential features of its system, to the other at commercially reasonable rates. As part of this agreement, our previous patent litigation against XM Radio has been resolved.

    We anticipate that it will take several years to develop radios capable of receiving both services. At the commercial launch of our service, consumers will be able to purchase radios capable of receiving either our service only or that of XM Radio.

    Both companies expect to work with their automobile and radio manufacturing partners to integrate the new unified standard and have agreed that future agreements with automakers and radio manufacturers will specify the unified satellite radio standard. Furthermore, we and XM Radio have agreed that future agreements with retail and automotive distribution partners and content providers will be on a non-exclusive basis.

CUSTOMER CARE, BILLING AND CONDITIONAL ACCESS

    Stream International Inc., a major call center operator, provides our customer care operations. Employees of Stream International have the ability to access our billing system for various functions including account activation, billing inquiries, program service changes, address changes and other general account updates. When appropriate, representatives at the call center escalate technical concerns to either our technical help desk or to the appropriate equipment manufacturer. We automate customer care functions where appropriate using interactive voice response technology, chat, email, and a customer self-care section on our website. We pay Stream International an hourly rate for each representative assigned to support us.

    We have deployed an integrated customer relationship management and billing solution to meet the needs of our business, including all customer service, subscriber management and billing operations. Sentraliant, a leading provider of information technology services, has designed and deployed this integrated customer relationship management and billing solution. The customer relationship management solution developed by Sentraliant is designed to manage the expected rapid growth of our subscriber base. Our customer relationship management program enables us to interface electronically and exchange information with automobile manufacturers, automobile dealers, consumer electronics retailers and radio manufacturers, and facilitates and encourages subscriber interaction through the internet and by other electronic means. Sentraliant is paid for billing services on a per subscriber basis.

    To reduce theft of our service, each Sirius radio contains an electronically encoded identification number. After verification of subscriber billing information, we transmit a digital signal to activate that radio's Sirius capability. Through this feature, we can directly (via satellite) deactivate radios of subscribers who are delinquent in paying our subscription fee.

GOVERNMENT REGULATION

    As an operator of a privately owned satellite system, we are regulated by the FCC under the Communications Act of 1934. The FCC is the government agency with primary authority in the United States over satellite radio communications. We currently must comply with regulation by the FCC principally with respect to:

     the licensing of our satellite system;

     preventing interference with or to other users of radio frequencies; and

     compliance with FCC rules established specifically for U.S. satellites and satellite radio services.

    On April 2, 1997, we were one of two winning bidders for an FCC license to operate a satellite digital audio radio service. The term of our FCC license is eight years, commencing from the time the FCC concludes that our first satellite is operational. Prior to the expiration of the term, we will be required to apply for a renewal of our FCC license. Although we anticipate that, absent significant misconduct on our part, our FCC license will be renewed in due course to permit operation of our satellites for their useful lives, and that a license would be granted for any replacement satellites, we cannot assure you of this renewal or grant.

    Any assignment or transfer of control of our FCC license must be approved by the FCC. We cannot assure you that the FCC would approve any transfers or assignments.

    In some areas with high concentrations of tall buildings, such as urban centers, signals from our satellites will be blocked and reception will be adversely affected. In these areas, we have installed terrestrial repeaters to provide our service. We have constructed 91 terrestrial repeaters in 59 markets throughout the United States. The FCC has not yet established rules governing terrestrial repeaters. A rulemaking on the subject was initiated by the FCC on March 3, 1997 and is still pending. Many comments have been filed as part of this rulemaking, including comments from the National Association of Broadcasters, major cellular telephone system operators and other holders of spectrum adjoining ours. The comments cover many topics relating to the operation of our terrestrial repeaters, but principally seek to protect adjoining wireless services from interference. As part of this rulemaking, we have proposed final rules for adoption by the FCC. The FCC has requested comments on draft terrestrial repeater policies, to which Sirius objected, and at least one commenter has proposed still more restrictive rules. We cannot predict the outcome or timing of these FCC proceedings and the final rules adopted by the FCC may limit our ability to deploy additional high power repeaters or require us to reduce the power of our existing terrestrial repeaters. In the interim, on September 17, 2001, the FCC granted us special temporary authority to operate our terrestrial repeaters and begin commercial service to the public. This special temporary authority expires on March 18, 2002 and requires us not to cause harmful interference to other wireless services.

    Our FCC license is conditioned on us certifying that our system includes a receiver design that will permit end users to access XM Radio's system. On February 16, 2000, we signed an agreement with XM Radio to jointly develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and XM Radio's services. We believe that this agreement, and our efforts with XM Radio to develop this unified standard for satellite radios, will satisfy the interoperability condition contained in our FCC license although we cannot assure you of this.

    The FCC has updated certain regulations and has proposed to update other regulations to govern the operations of unlicensed devices, including RF lighting devices, that may generate radio energy in the part of the spectrum to be used by us. The devices would be required to comply with FCC rules that prohibit these devices from causing harmful interference to an authorized radio service such as Sirius. If the FCC does not adopt adequate technical standards specifically applicable to these devices and use of these unlicensed devices becomes commonplace, it may be difficult for us to enforce our rights to use spectrum without interference from such unlicensed devices. We believe that the currently proposed FCC rules must be strengthened to ensure protection of the spectrum allocated for our operations. During the past four years, we filed comments and other written submissions to the FCC and met with FCC staff to express our concerns and protect our right to use our spectrum without interference from unlicensed devices. The FCC's failure to adopt adequate standards could have an adverse effect on reception of our service. We believe that the FCC will set adequate standards to prevent harmful interference, although we cannot assure you that it will do so.

    The Communications Act prohibits the issuance of a license to a foreign government or a representative of a foreign government, and contains limitations on the ownership of common carrier, broadcast and some other radio licenses by non-U.S. citizens. We are regulated as a private carrier, not a common carrier, by the FCC and are not a broadcast service. As such, we are not bound by the foreign ownership provisions of the Communications Act. On November 30, 2001, in response to a petition to apply the foreign ownership rules to satellite digital audio radio services, the FCC confirmed that these rules do not apply. That decision has been appealed to the U.S. Court of Appeals for the D.C. Circuit. We believe that Court will uphold the FCC's decision but cannot assure you of that result. As a private carrier, we are free to set our own prices and serve customers according to our own business judgment, without economic regulation.

    The foregoing discussion reflects the application of current communications law and FCC regulations to our service in the United States. Changes in law or regulations relating to communications policy or to matters affecting specifically our service could adversely affect our ability to retain our FCC license or the manner in which our service is regulated. Further, actions of the FCC may be reviewed by U.S. federal courts and we cannot assure you that if challenged, these actions would be upheld.

THE SIRIUS TRADEMARK

    We have an application pending in the U.S. Patent and Trademark Office for the registration of the trademark 'Sirius' in connection with our service. We intend to maintain our trademark and the anticipated registration. We are not aware of any material claims of infringement or other challenges to our right to use the 'Sirius' trademark in the United States in connection with our service.

PERSONNEL

    As of December 31, 2001, we had 226 employees. When we launch our service we expect to have approximately 250 employees, increasing to 350 employees by December 31, 2002. The extent and timing of the increase in staffing depends on the availability of qualified personnel and other developments in our business. None of our employees are represented by a labor union, and we believe that our relationship with our employees is excellent.

CORPORATE INFORMATION

    Sirius Satellite Radio Inc. was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, we changed our name to CD Radio Inc., and we formed a wholly owned subsidiary, Satellite CD Radio, Inc., that is the holder of our FCC license. On November 18, 1999, we changed our name again to Sirius Satellite Radio Inc. Our executive offices are located at 1221 Avenue of the Americas, New York, New York 10020 and our telephone number is (212) 584-5100. Our internet address is siriusradio.com. Siriusradio.com is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement and is not incorporated in this prospectus supplement by reference.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors are described below.

                NAME                   AGE               POSITIONS WITH THE COMPANY
                ----                   ---               --------------------------
Joseph P. Clayton....................  52    President and Chief Executive Officer and a
                                             Director
John J. Scelfo.......................  44    Executive Vice President and Chief Financial
                                             Officer
Patrick L. Donnelly..................  40    Executive Vice President, General Counsel and
                                             Secretary
Joseph S. Capobianco.................  52    Senior Vice President, Content
Michael S. Ledford...................  52    Senior Vice President, Engineering
David Margolese......................  44    Chairman of the Board of Directors and a Director
Leon D. Black........................  50    Director
Lawrence F. Gilberti(1)(2)...........  51    Director
James P. Holden(1)...................  50    Director
Peter G. Peterson(2).................  74    Director
Joseph V. Vittoria(1)(2).............  67    Director

---------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    JOSEPH P. CLAYTON has served as President and Chief Executive Officer since November 2001. Mr. Clayton served as Vice Chairman of Global Crossing, Ltd., a global internet and long distance services provider, and President, Global Crossing North America, from September 1999 until November 2001. From August 1997 to September 1999, Mr. Clayton was President and Chief Executive Officer of Frontier Corporation, a Rochester-based national provider of local telephone, long distance, data, conferencing and wireless communications services, which was acquired by Global Crossing, Ltd. in September 1999. Prior to joining Frontier, Mr. Clayton was Executive Vice President, Marketing and
Sales -- Americas and Asia, Thomson MultiMedia S.A., a leading consumer electronics company. Mr. Clayton is a member of the Board of Directors of Good Guys Inc., Transcend Services Inc., Global Crossing, Ltd. and E.W. Scripps Company. He is also a trustee of Bellarmine College and The Rochester Institute of Technology and a member of the advisory board of the Indiana University School of Business.

    JOHN J. SCELFO has served as Executive Vice President and Chief Financial Officer since April 2001. From November 1999 to April 2001, Mr. Scelfo was Vice President, Finance, for the Asian operations of Dell Computer Corporation, the leading direct global computer systems company. Prior to Dell, he spent 19 years with Mobil Oil Corporation, an integrated energy operator, including as its Assistant Treasurer, Vice President of Global Risk Management, and Chief Financial Officer of its operations in Japan and Singapore.

    PATRICK L. DONNELLY has served as Executive Vice President, General Counsel and Secretary since May 1998. From June 1997 to May 1998, he was Vice President and deputy general counsel of ITT Corporation, a hotel, gaming and entertainment company that was acquired by Starwood Hotels & Resorts Worldwide, Inc. in February 1998. From October 1995 to June 1997, he was assistant general counsel of ITT Corporation. Prior to October 1995, Mr. Donnelly was an associate at the law firm of Simpson Thacher & Bartlett.

    JOSEPH S. CAPOBIANCO has served as Senior Vice President, Content, since April 1997. From 1981 to April 1997, he was an independent consultant providing programming, production, marketing and strategic planning consulting services to media and entertainment companies, including Home Box Office, a premium cable television network and a subsidiary of Time Warner Entertainment Company, L.P., and ABC Radio. From May 1990 to February 1995, he served as vice president of programming at Music Choice, which operates a 40-channel music service available to subscribers to DIRECTV and is partially owned by Warner Music Group Inc., Sony Entertainment Inc. and EMI.

    MICHAEL S. LEDFORD has served as Senior Vice President, Engineering, since September 2001. From July 2000 to September 2001, Mr. Ledford was Vice President of Automotive Strategy at Wingcast, a joint venture between Ford Motor Company and Qualcomm developing advanced wireless vehicle applications, or telematics. Prior to Wingcast, he was the Executive Director of Telematics at Ford, and prior to that was Corporate Executive Director for Process Engineering responsible for overseeing Ford's worldwide introduction of new technologies.

    DAVID MARGOLESE has served as Chairman of our board of directors since August 1993, and as a director since August 1991. From August 1993 to
October 16, 2001, Mr. Margolese served as our Chief Executive Officer. Prior to his involvement with us, Mr. Margolese proposed and co-founded Cantel Inc., Canada's national cellular telephone carrier, which was acquired by Rogers Communications Inc. in 1989, and Canadian Telecom Inc., Canada's national paging company, serving as that company's president until its sale in 1987. Mr. Margolese resigned as our Chief Executive Officer on October 16, 2001. In connection with his resignation, he received a severance payment of $5,000,000.

    On October 16, 2001, we entered into an agreement with Mr. Margolese regarding his continuing responsibilities as non-executive chairman of the board of directors. Under this agreement: Mr. Margolese will receive, at the discretion of our board of directors, a fee of $200,000 per year; the termination date of stock options held by Mr. Margolese will be extended until April 16, 2007, provided that Mr. Margolese remains chairman of our board of directors and complies with obligations under the agreement; and Mr. Margolese's existing employment agreement was cancelled. The agreement also contains non-competition and confidentiality provisions similar to those contained in Mr. Margolese's cancelled employment agreement.

    LEON D. BLACK has been a director since June 2001. Mr. Black is one of the founding principals of Apollo Advisors, L.P. and Lion Advisors, L.P., which manage investment capital on behalf of institutions. He is also the founder of Apollo Real Estate Advisors, L.P. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as Managing Director, head of the Mergers & Acquisitions Group and co-head of the Corporate Department. Mr. Black is a director of Samsonite Corporation, Vail Resorts, Inc., Sequa Corporation, United Rentals, Inc., Allied Waste Industries, Inc., AMC Entertainment Inc. and Wyndham International, Inc. Mr. Black is a trustee of The Museum of Modern Art, Mt. Sinai Hospital, The Metropolitan Museum, Lincoln Center for The Performing Arts, Prep for Prep, The Jewish Museum, the Cardozo School of Law, The Asia Society, Spence School and the Vail Valley Foundation.

    LAWRENCE F. GILBERTI has been a director since September 1993 and served as our Secretary from November 1992 until May 1998. Since December 1992, he has been the Secretary and sole director, and from December 1992 to September 1994 was the President of Satellite CD Radio, Inc., our subsidiary which holds our FCC license. Since June 2000, Mr. Gilberti has been a partner in the law firm of Reed Smith LLP; from May 1998 through May 2000, he was of counsel to that firm. From August 1994 to May 1998, Mr. Gilberti was a partner in the law firm of Fischbein Badillo Wagner & Harding. Mr. Gilberti has provided legal services to us since 1992.

    JAMES P. HOLDEN has been a director since August 2001. From October 1999 until November 2000, Mr. Holden was the President and Chief Executive Officer of DaimlerChrysler Corporation, a subsidiary of DaimlerChrysler AG, one of the world's largest automakers. Prior to being appointed President in 1999, Mr. Holden held numerous senior positions within DaimlerChrysler Corporation during his 19-year career at the company.

    PETER G. PETERSON has been a director since June 2001. Mr. Peterson has been chairman of The Blackstone Group L.P., an investment bank, since 1985. Prior to his involvement with Blackstone, Mr. Peterson served as chairman and chief executive officer of Lehman Brothers, Kuhn, Loeb, Inc., the investment bank, for eleven years. He was Secretary of Commerce in 1972 and 1973 after serving as Assistant to the President for International Economic Affairs and

Executive Director of the Council on Economic Policy in 1971 and 1972. Prior to his government service, Mr. Peterson was with Bell & Howell Company for thirteen years, beginning as an executive vice president and director and later as chief executive officer. Mr. Peterson is a director of Sony Corp. He is chairman of the board of The Federal Reserve Bank of New York, the Council on Foreign Relations and Institute for International Economics, founding president of The Concord Coalition and a trustee of the Committee for Economic Development, the National Bureau of Economic Research and The Museum of Modern Art. Mr. Peterson has been a director of 3M, RCA, General Foods, Federated Department Stores, Continental Group, Black & Decker and Cities Services.

    JOSEPH V. VITTORIA has been a director since April 1998. From 1997 until February 2000, Mr. Vittoria was Chairman and Chief Executive Officer of Travel Services International, Inc., a travel services distributor. Mr. Vittoria has served as a member of the Board of Overseers of Columbia Business School since 1988. From September 1987 to February 1997, Mr. Vittoria was the Chairman and Chief Executive Officer of Avis Inc., one of the world's largest rental car companies. Mr. Vittoria is a director of ResortQuest International, Inc. and is Chairman of Transmedia Asia Pacific, Inc. and Puradyn Filter Technologies, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Gilberti, a director, is a partner in the law firm of Reed Smith LLP and has provided legal services to us since 1992.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information regarding beneficial ownership of our common stock as of November 30, 2001 by (1) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding common stock,
(2) each of our directors, (3) each of our executive officers and (4) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by these owners, have sole investment and voting power with respect to these shares, except as otherwise provided by community property laws where applicable.


                                                                NUMBER OF SHARES         PERCENT OF TOTAL
                  NAME AND ADDRESS OF                           OF COMMON STOCK           COMMON STOCK
          BENEFICIAL OWNER OF COMMON STOCK(1)                  BENEFICIALLY OWNED     BENEFICIALLY OWNED(2)
          -----------------------------------                  ------------------     ---------------------

OppenheimerFunds, Inc.(3)                                          8,363,300                  15.4%
  498 Seventh Avenue
  New York, New York 10018

Apollo Investment Fund IV, L.P.(4) ......................          9,413,533                  15.0%
Apollo Overseas Partners IV, L.P.
  Two Manhattanville Road
  Purchase, New York 10577

Blackstone Management Associates III L.L.C.(5) ..........          6,891,444                  11.3%
  345 Park Avenue
  New York, New York 10154

David Margolese(6).......................................          5,800,000                  10.0%

Everest Capital Master Fund, L.P.(7)(8) .................          3,809,450                   6.8%
Everest Capital Limited
  The Bank of Butterfield Building
  65 Front Street
  6th Floor
  Hamilton MMJX, Bermuda

Prime 66 Partners, L.P.(9) ..............................          3,485,375                   6.4%
  201 Main Street
  Suite 3200
  Fort Worth, Texas 76102

Joseph P. Clayton(10)....................................            760,000                   1.4%

Leon D. Black(11)........................................         --                     *

Lawrence F. Gilberti(12).................................             65,000             *

James P. Holden(13)......................................             40,000             *

Peter G. Peterson(14)....................................         --                     *

Joseph V. Vittoria(15)...................................             65,000             *

Joseph S. Capobianco(16).................................            138,502             *

Patrick L. Donnelly(17)..................................            501,827             *

Michael S. Ledford(18)...................................             50,000             *

John J. Scelfo(19).......................................             75,500             *

All Executive Officers and Directors as a Group
  (11 persons)(20).......................................          7,495,829                  12.6%

---------

 (1) This table is based upon information supplied by directors, officers and principal stockholders. Percentage of ownership is based on shares of common stock outstanding on November 30, 2001. Unless otherwise indicated, the address of the beneficial owner is Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (2) Determined as provided by Rule 13d-3 under the Exchange Act. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by this person within 60 days from the date of determination upon the exercise of options, and each beneficial owner's percentage ownership is determined by assuming that options that are held by this person (but not those held by any other person) and that are exercisable within 60 days from the date of determination have been exercised.

 (3) This information is based upon a 13F filed on August 15, 2001 by OppenheimerFunds, Inc. On March 9, 2001, a Schedule 13G filed by OppenheimerFunds, Inc. ('OFI') and Oppenheimer Global Growth & Income Fund, indicated that Oppenheimer Global Growth & Income Fund has the sole power to vote or to direct the vote with respect to 5,500,000 shares of our common stock, OFI has shared power to dispose or to direct the disposition of 8,262,000 shares of our common stock and Oppenheimer Global Growth & Income Fund has shared power to dispose or to direct the disposition of 5,500,000 shares of our common stock. OFI is an investment adviser registered under the Investment Advisers Act of 1940 and Oppenheimer Global Growth & Income Fund is an investment company registered under the Investment Company Act of 1940.

 (4) Represents 1,742,512 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock, 781,548 shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock, which entitle the holder to vote as if the shares had been converted to common stock, and 1,000,000 shares of common stock. Each share of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock is entitled to three and one-third votes per share.

 (5) Represents 2,343,091 shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock, which entitles the holder to vote as if the shares had been converted to common stock. Each share of 9.2% Series D Junior Cumulative Convertible Preferred Stock is entitled to 2.9412 votes per share.

 (6) Includes 3,700,000 shares of common stock issuable under stock options that are exercisable within 60 days and 1,600,000 shares owned by Mr. Margolese. Under a voting trust agreement entered into by Darlene Friedland, as grantor, David Margolese, as trustee, and us, Mr. Margolese has the power to vote in his discretion all shares of common stock owned or acquired in the future by Darlene Friedland and some of her affiliates (500,000 shares as of November 30, 2001) until November 20, 2002. Does not include 1,000,000 shares issuable under stock options that are not exercisable within 60 days.

 (7) Represents 1,941,211 shares of common stock and $3,650,000 in aggregate principal amount of our 8 3/4% Convertible Subordinated Notes due 2009. This information is based upon the Schedule 13G dated March 31, 2001 filed by Everest Capital Limited with the SEC.

 (8) Includes shares of common stock issuable under warrants to purchase 1,740,000 shares of common stock at a purchase price of $50.00 per share. These warrants are exercisable from June 15, 1998 through and including June 15, 2005.

 (9) This information is based upon the Schedule 13G filed June 8, 2001 by Prime 66 Partners, L.P. with the SEC.

(10) Represents 750,000 shares of common stock issuable under stock options exercisable within 60 days and 10,000 shares owned by Mr. Clayton.

(11) Apollo Advisors IV, L.P. ('Advisors IV'), the managing general partner of Apollo Investment Fund IV, L.P. ('AIF IV'), is also the managing general partner of Apollo Overseas Partners IV, L.P. ('Overseas IV'). Apollo Capital Management IV, Inc. ('Capital Management IV') is the general partner of Advisors IV. Leon D. Black and John J. Hannan are the directors and principal executive officers of Capital Management IV. Apollo Management IV, L.P. ('Management IV') serves as manager to AIF IV and to Overseas IV.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

     AIF IV Management, Inc. ('AIF IV Management') is the general partner of Management IV. Each of Advisors IV, AIF IV, Overseas IV, Capital Management IV, Management IV, AIF IV Management and Messrs. Black and Hannan and their respective affiliates disclaims beneficial ownership of all shares of our common stock in excess of their respective pecuniary interest, if any.

(12) Represents 65,000 shares of common stock issuable under stock options exercisable within 60 days.

(13) Represents 40,000 shares of common stock issuable under stock options exercisable within 60 days.

(14) Blackstone CCC Capital Partners L.P. ('BCP CCC'), Blackstone CCC Offshore Capital Partners L.P. ('BCP CCC Offshore') and Blackstone Family Investment Partnership III L.P. ('BFIP III'), acting through their sole general partner Blackstone Management Associates III L.L.C. ('BMA III'), have the sole power to vote or to direct the vote, and to dispose or to direct the disposition of the 9.2% Series D Junior Cumulative Convertible Preferred Stock owned by them. As a result, for purposes of Section 13(d) of the Exchange Act, BMA III may be deemed to beneficially own the shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock directly owned by the respective Blackstone partnerships of which it is the general partner. Peter G. Peterson and Stephen A. Schwarzman are the founding members and managing members of BMA III. Messrs. Peterson and Schwarzman have shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock that may be deemed to be beneficially owned by BMA III. As a result, each of Messrs. Peterson and Schwarzman may be deemed to beneficially own the shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock that BMA III may be deemed to beneficially own. Each of BMA III and Messrs. Peterson and Schwarzman disclaims beneficial ownership of such shares.

(15) Represents 65,000 shares of common stock issuable under stock options exercisable within 60 days.

(16) Includes 2,002 shares of common stock acquired under our 401(k) Plan and 136,500 shares of common stock issuable under stock options exercisable within 60 days. Does not include 113,500 shares issuable under stock options that are not exercisable within 60 days.

(17) Includes 1,827 shares of common stock acquired under our 401(k) Plan and 500,000 shares of common stock issuable under stock options exercisable within 60 days.

(18) Includes 50,000 restricted shares of common stock. Does not include 300,000 shares issuable under stock options that are not exercisable within 60 days.

(19) Includes 500 shares of common stock owned by Mr. Scelfo and 75,000 shares of common stock issuable under stock options exercisable within 60 days. Does not include 225,000 shares issuable under stock options that are not exercisable within 60 days.

(20) Includes 5,331,500 shares of common stock issuable under stock options exercisable within 60 days. Does not include 1,638,500 shares issuable under stock options that are not exercisable within 60 days.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

14 1/2% SENIOR SECURED NOTES DUE 2009

    The senior secured notes were originally issued on May 18, 1999, mature on May 15, 2009 and are secured by a first priority perfected security interest in all the issued and outstanding stock of Satellite CD Radio, Inc., our wholly owned subsidiary (the 'Pledged Stock') and a pledge of our rights under the Loral Satellite Contract relating to our fourth satellite. This collateral has also been pledged to secure our obligations in respect of our senior secured discount notes and our term loan agreement with Lehman Brothers. The rights of the senior secured notes, senior secured discount notes and holder of the term loan with respect to this collateral are equal. In addition, at the time we issued the senior secured notes, we applied approximately $79.3 million of the net proceeds to purchase, and we pledged to the trustee for the senior secured notes for the benefit of the holders of these notes, a portfolio of U.S. government securities in an amount sufficient to pay interest on these notes through May 15, 2002. We pay interest on our senior secured notes on May 15 and November 15 of each year at a rate of 14 1/2% per annum until May 15, 2009. The senior secured notes indenture does not provide for a sinking fund.

    Except as described below, the senior secured notes are not redeemable before May 15, 2004. After that date, the senior secured notes are redeemable, in whole or in part, at our option, at the redemption prices described in the senior secured notes indenture, plus accrued interest to the applicable redemption date. Specifically, if redeemed during the 12-month period beginning on May 15 of the years shown below, the redemption price will be that amount, expressed as a percentage of the principal amount of the senior secured notes, shown below:

                                                           REDEMPTION
YEAR                                                         PRICE
----                                                         -----
2004.....................................................   107.250%
2005.....................................................   104.833%
2006.....................................................   102.417%
2007 and thereafter......................................   100.000%

    In addition, at any time or from time to time before May 15, 2002, we are entitled to redeem up to 35% of the principal amount of the senior secured notes with the net proceeds of one or more offerings of our equity securities at a redemption price (expressed as a percentage of principal amount on the redemption date) of 114.50% plus accrued interest to the redemption date.

    If there is a Change of Control (as defined in the senior secured notes indenture) or asset sales in specific circumstances, we will be required by the terms of the senior secured notes indenture to make an offer to purchase the outstanding senior secured notes at a purchase price equal to 101% of the principal amount of the senior secured notes, plus accrued interest to the date of purchase.

    The indebtedness evidenced by the senior secured notes ranks equally in right of payment with all of our other existing and future unsubordinated indebtedness and senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the senior secured notes.

    The senior secured notes indenture contains a number of covenants restricting our operations and the operations of our subsidiaries, including those restricting the incurrence of indebtedness; the making of restricted payments (in the form of the declaration or payment of some kinds of dividends or distributions, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of subordinated indebtedness and the making of some kinds of investments, loans and advances); transactions with affiliates; the issuance of liens; sale-leaseback transactions; the transfer of assets; issuances and sales of capital stock of subsidiaries; the issuance of guarantees by subsidiaries; dividend and other payment restrictions affecting subsidiaries; and consolidation, merger or sale of substantially all of our assets.

    The events of default under the senior secured notes indenture include provisions that are typical of senior debt financings, including a cross-acceleration to a default by us or any material subsidiary on any indebtedness that has an aggregate principal amount in excess of $10 million.

Upon the occurrence of an event of default, the trustee or the holders of not less than 25% in principal amount at maturity of the outstanding senior secured notes may immediately accelerate the maturity of all the senior secured notes as provided in the senior secured notes indenture.

15% SENIOR SECURED DISCOUNT NOTES DUE 2007

    The senior secured discount notes were originally issued on November 27, 1997, mature on December 1, 2007 and are secured by the Pledged Stock and a pledge of our rights under the Loral Satellite Contract relating to our fourth satellite. This collateral has also been pledged to secure our obligations in respect of our senior secured notes due 2009 and our term loan agreement with Lehman Brothers. The rights of the senior secured discount notes, senior secured notes due 2009 and holder of the term loan with respect to this collateral are equal. The senior secured discount notes accrue the original issue discount at a rate of 15% per annum until December 1, 2002, and thereafter bear interest at the same rate, payable in cash semiannually in arrears. The senior secured discount notes indenture does not provide for a sinking fund.

    The senior secured discount notes are not redeemable before December 1, 2002. Thereafter, the senior secured discount notes are redeemable, in whole or in part, at our option, at the redemption prices described in the senior secured discount notes indenture, plus accrued interest to the applicable redemption date. Specifically, if redeemed during the 12-month period commencing on December 1 of the years shown below, the redemption price will be that amount, expressed as a percentage of the principal amount of the senior secured discount notes, shown below:

                                                           REDEMPTION
YEAR                                                         PRICE
----                                                         -----
2002.....................................................    112.5%
2003.....................................................    110.0%
2004.....................................................    107.5%
2005.....................................................    105.0%
2006.....................................................    102.5%

    If there is a Change of Control (as defined in the senior secured discount notes indenture) or asset sales in specific circumstances, we will be required by the terms of the senior secured discount notes indenture to make an offer to purchase the outstanding senior secured discount notes at a purchase price equal to 101% of the accrued value of the senior secured discount notes, plus accrued interest to the date of purchase.

    The indebtedness evidenced by the senior secured discount notes ranks equally in right of payment with all of our other existing and future unsubordinated indebtedness and senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the senior secured discount notes.

    The senior secured discount notes indenture contains a number of covenants restricting our operations and the operations of our subsidiaries, including those restricting the incurrence of indebtedness; the making of restricted payments (in the form of the declaration or payment of some kinds of dividends or distributions, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of equal or subordinated indebtedness and the making of some kinds of investments, loans and advances); transactions with affiliates; the issuance of liens; sale-leaseback transactions; the transfer of assets; issuances and sales of capital stock of subsidiaries; the issuance of guarantees by subsidiaries; dividend and other payment restrictions affecting subsidiaries; and consolidation, merger or sale of substantially all of our assets.

    The events of default under the senior secured discount notes indenture include provisions that are typical of senior debt financings, including a cross-acceleration to a default by us or any material subsidiary on any indebtedness that has an aggregate principal amount in excess of $5 million. Upon the occurrence of an event of default, the trustee or the holders of not less than 25% in principal amount at maturity of the outstanding senior secured discount notes may immediately accelerate the maturity of all the senior secured discount notes as provided in the senior secured discount notes indenture.

8 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2009

    The convertible subordinated notes were originally issued on September 29, 1999, mature on September 29, 2009 and are unsecured, subordinated obligations. The notes bear interest at a rate of 8 3/4% per annum. We pay interest on the convertible subordinated notes on March 29 and September 29 of each year, commencing March 29, 2000. The convertible subordinated notes indenture does not provide for a sinking fund.

    The indebtedness evidenced by the convertible subordinated notes is unsecured and subordinate in right of payment to all of our existing and future senior indebtedness (as defined in the convertible subordinated notes indenture). The convertible subordinated notes indenture does not restrict the incurrence by us or our subsidiaries of indebtedness or other obligations.

    The convertible subordinated notes may be converted into shares of common stock, at the option of the holder, at any time before the close of business on September 29, 2009, unless the notes have previously been redeemed, at an initial conversion rate of 35.134 shares of common stock per $1,000 principal amount of convertible subordinated notes. The conversion rate is subject to adjustment upon the occurrence of certain events described in the convertible subordinated notes indenture, including:

     the issuance of shares of our common stock as a dividend or a distribution with respect to our common stock;

     subdivisions, combinations and reclassification of our common stock;

     the issuance to all holders of our common stock of rights or warrants entitling them (for a period not exceeding 45 days) to subscribe for shares of our common stock at less than the Market Price (as defined in the convertible subordinated notes indenture) of our common stock;

     the distribution to holders of our common stock of evidences of our indebtedness, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash);

     the payment of dividends (and other distributions) on our common stock paid exclusively in cash, if the aggregate amount thereof, when taken together with (i) other all-cash distributions made within the preceding 12 months not triggering a conversion rate adjustment and (ii) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by us for the common stock concluded within the preceding 12 months not triggering a conversion rate adjustment, exceeds 10% of our aggregate market capitalization; and

     payment to holders of our common stock in respect of a tender or exchange offer (other than an odd-lot offer) by us for our common stock as of the first trading day following the last date tenders or exchanges may be made, which involves an aggregate consideration that, together with (i) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer made by us for our common stock concluded in the preceding 12 months and (ii) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 10% of our aggregate market capitalization.

    Except as described below, we may not redeem the convertible subordinated notes before September 29, 2002. After that date, we may redeem the convertible subordinated notes for cash as a whole at any time, or in part from time to time, at our option, at the redemption price described in the convertible subordinated notes indenture, plus accrued interest to the applicable redemption date; provided, however, that we may not redeem the convertible subordinated notes on or after September 29, 2002, unless the last reported sale price on our common stock is at least 150% of the conversion price for at least 20 trading days within a period of 30 consecutive days ending within five trading days of the call for redemption. Specifically, if redeemed during the 12-month period beginning on September 29 of the years shown below, the redemption price will be that amount expressed as a percentage of the principal amount of the convertible subordinated notes, shown below:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                            -----
2002........................................................   106.125%
2003........................................................   105.250%
2004........................................................   104.375%
2005........................................................   103.500%
2006........................................................   102.625%
2007........................................................   101.750%
2008 and thereafter.........................................   100.875%

    If there is a Change of Control (as defined in the convertible subordinated notes indenture), each holder will have the right to require us to purchase, subject to the terms of the convertible subordinated notes indenture, all or any part of such holder's convertible subordinated notes at a purchase price equal to 100% of the principal amount of such holder's convertible subordinated notes, plus accrued cash interest to the Change in Control Purchase Date (as defined in the convertible subordinated notes indenture).

    The events of default under the convertible subordinated notes indenture include provisions that are typical of convertible subordinated debt financings, including:

     default in payment of the principal amount, interest when due (if such default shall continue for 31 days), Redemption Price (as defined in the convertible subordinated notes indenture), or Change in Control Purchase Price (as defined in the convertible subordinated notes indenture) of any convertible subordinated note;

     our failure to deliver shares of common stock when such common stock is required to be delivered following conversion of a convertible subordinated note;

     our failure to comply with any of our agreements in the convertible subordinated notes or the convertible subordinated notes indenture, if such default is not cured within 90 days after our receipt of a notice of such default; and

     a cross-acceleration to a default by us on any indebtedness that has an aggregate outstanding principal amount in excess of $10 million.

LEHMAN CREDIT FACILITY

    On June 1, 2000, we entered into a term loan agreement with Lehman Commercial Paper Inc. ('LCPI') and Lehman Brothers Inc. On March 7, 2001, we borrowed $150,000 from LCPI under this agreement. The term loan bears interest at an annual rate equal to the eurodollar rate plus 4% or a base rate, typically the prime rate, plus 5%. The term loan is secured by the Pledged Stock and a pledge of our rights under the Loral Satellite Contract relating to our fourth satellite. This collateral has also been pledged to secure our obligations in respect of our senior secured discount notes due 2007 and senior secured notes due 2009. The rights of the senior secured discount notes due 2007, senior secured notes due 2009 and holder of the term loan with respect to this collateral are equal.

    The term loan matures in consecutive quarterly installments, commencing on March 31, 2003 in an amount equal to the percentages set forth below of the aggregate principal amount of the term loan:

INSTALLMENT                                                PERCENTAGE
-----------                                                ----------
March 31, 2003...........................................     0.25%
June 30, 2003............................................     0.25%
September 30, 2003.......................................     0.25%
December 31, 2003........................................     0.25%
March 31, 2004...........................................     2.25%
June 30, 2004............................................     2.25%
September 30, 2004.......................................     2.25%
December 31, 2004........................................     2.25%
March 31, 2005...........................................    22.50%
June 30, 2005............................................    22.50%
September 30, 2005.......................................    22.50%
December 31, 2005........................................    22.50%

    We may prepay the term loan in whole or in part at any time or from time to time. Prepayment prior to March 7, 2004 must be accompanied by a specified prepayment premium. We must prepay the term loan:

     with the net proceeds of certain incurrences of indebtedness;

     with the proceeds of asset sales, subject to certain exceptions; and

     commencing with the fiscal year ending December 31, 2002, with excess cash.

    The term loan contains financial and operating covenants. These covenants include requirements that we:

     have at least 200,000 subscribers on December 31, 2002, and have an increasing number of subscribers each quarter through the maturity of the term loan on December 31, 2005;

     achieve a minimum cash flow, before subscriber acquisition costs, of at least $4,425,000 for the year ending December 31, 2002, and have an increasing minimum cash flow, before subscriber acquisition costs, each quarter thereafter through the maturity of the term loan;

     achieve a minimum cash flow, before subscriber acquisition costs and adjusted to give effect to subscribers who cancel or fail to renew their subscriptions, of at least $2,500,000 for the quarter ending September 30, 2003, and have an increasing minimum adjusted cash flow, each quarter thereafter through the maturity of the term loan; and

     not permit our capital expenditures, other than the costs of constructing, launching and insuring replacement satellites and installing terrestrial repeaters, to exceed $100,000,000 during the period from June 1, 2001 through the period in which the term loan is outstanding.

Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

    In connection with the term loan, we granted LCPI 2,100,000 warrants, each to purchase one share of our common stock, at an exercise price of $29.00 per share.

           CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following summary describes the material United States federal income and estate tax consequences of the ownership of common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Special Rules may apply to certain Non-U.S. Holders, such as certain United States expatriates, 'controlled foreign corporations', 'passive foreign investment companies', 'foreign personal holding companies' and corporations that accumulate earnings to avoid United States federal income tax, that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the 'Code'). Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    If a partnership holds the common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding the common stock should consult their tax advisors.

    As used herein, a 'U.S. Holder' of common stock means a holder that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source and (iv) a trust (X) that is subject to the primary supervision of a court within the United States and one or more United States persons has authority to control all substantial decisions of the trust or (Y) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A 'Non-U.S. Holder' is a holder that is not a U.S. Holder.

DIVIDENDS

    Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements (namely the provision of an IRS Form W-8ECI (or other applicable form)) must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional 'branch profits tax' at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends, will be required to (a) complete Internal Revenue Service ('IRS') Form W-8BEN (or other applicable form) and certify under penalties of perjury, that such holder is not a United States person or (b) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

    A Non-U.S. Holder of common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

    A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the company is or has been a 'United States real property holding corporation' for United States federal income tax purposes.

    An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

    We believe we are not and do not anticipate becoming a 'United States real property holding corporation' for United States federal income tax purposes. If we are or become a United States real property holding corporation, so long as the common stock continues to be 'regularly traded on an established securities market', only a Non-U.S. Holder who actually or constructively holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than five percent of the common stock will be subject to United States federal income tax on the disposition of the common stock.

FEDERAL ESTATE TAX

    Common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

    A Non-U.S. Holder will be subject to backup withholding with respect to dividends paid on common stock unless applicable certification requirements are met.

    Payment of the proceeds of a sale of common stock within the United States or conducted through certain United States-related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

    Lehman Brothers Inc., as underwriter, has agreed, subject to the terms and conditions of an underwriting agreement, to purchase from us, and we have agreed to sell, all of the shares of common stock being sold in this offering. The underwriting agreement provides that the obligation of the underwriter to purchase the shares is subject to certain conditions, including the delivery of certain legal opinions by its counsel. Subject to the terms and conditions of the underwriting agreement, the underwriter is obligated to purchase all the shares (other than those covered by the option described below) if it purchases any of the shares.

    We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,400,000 additional shares of our common stock at $9.25 per share.

    The following table shows the per share and total underwriting discount and commissions to be paid to the underwriter by us.

PAID BY US
----------
Per common share............................................  $     0.60
Total (before expenses).....................................  $9,600,000

    We have been advised by Lehman Brothers that it proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers (who may include the underwriter) at this initial public offering price less a concession not in excess of $0.36 per share. After the offering, Lehman Brothers may change the offering price and other selling terms.

    We, our executive officers and directors, and certain of our existing stockholders are expected to agree not to do any of the following, whether any such transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, in each case without the prior written consent of Lehman Brothers for a period of 90 days after the date of this prospectus supplement:

    (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired by, or with respect to which we, our executive officers and directors, and certain of our existing stockholders have or hereafter acquire the power of disposition, or exercise any right to require us to file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing; or

    (2) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of our common stock; provided that the foregoing will not apply to transfers of shares of our common stock by operation of law.

    Our common stock is quoted on the Nasdaq National Market under the symbol 'SIRI.'

    In connection with this offering, Lehman Brothers may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

    Lehman Brothers may engage in over-allotment, stabilizing transactions, or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

     Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

     Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

     Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    Neither we nor Lehman Brothers make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor Lehman Brothers represent that Lehman Brothers will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

    This prospectus supplement and the related prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus supplement or prospectus and an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

    Purchasers of our common stock offered in this prospectus supplement may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase.

    We have agreed to indemnify Lehman Brothers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make for those liabilities.

    The prospectus supplement and the related prospectus in electronic format may be made available on the internet sites or through other online services maintained by Lehman Brothers, or by its affiliates. Under those circumstances, prospective investors may view offering terms and place orders online. Lehman Brothers may agree with us to allocate a specific number of shares for sale to online brokerage account holders.

    Other than the prospectus supplement and the related prospectus in electronic format, the information on Lehman Brothers' website is not part of this prospectus supplement and the related prospectus or the registration statements of which they form a part, has not been approved and/or endorsed by us or Lehman Brothers in its capacity as underwriter and should not be relied upon by investors.

    The underwriter and its affiliates, from time to time, have provided, and may continue to provide, investment banking, financial advisory and other services to us for which we have paid, and intend to pay, customary fees. Lehman Brothers Inc. and Lehman Commercial Paper Inc. are parties to the term loan agreement described above under the caption 'Description of Certain
Indebtedness -- Lehman Credit Facility.'

                                 LEGAL MATTERS

    Simpson Thacher & Bartlett, New York, New York, has passed upon specific legal matters under state law with respect to the securities offered by this prospectus supplement. Certain regulatory matters arising under the Communications Act are being passed upon by Wiley, Rein & Fielding, Washington, D.C. Cravath, Swaine & Moore, New York, New York, has represented Lehman Brothers in connection with this offering.

PROSPECTUS
                                  $500,000,000
                                     [LOGO]

                       DEBT SECURITIES, PREFERRED STOCK,
                           COMMON STOCK AND WARRANTS

We from time to time may offer:

  unsecured or secured debt securities in one or more series;

  shares of preferred stock in one or more series;

  shares of common stock;

  warrants or other rights to purchase debt securities, preferred stock or common stock or any combination of securities; and

  any combination of debt securities, preferred stock, common stock or warrants,

at an aggregate initial public offering price not to exceed $500,000,000.

The number, amount, prices, net proceeds to Sirius Satellite Radio Inc. and specific terms of the securities will be determined at or before the time of sale and will be set forth in an accompanying prospectus supplement.

The net proceeds to us from the sale of the securities will be the initial public offering price or the purchase price of those securities less any applicable commission or discount, and less any other expenses we incur in connection with the issuance and distribution of those securities.

If any agents or any underwriters are involved in the sale of the foregoing securities, their names and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

This prospectus may not be used for the sale of any securities unless it is accompanied by a prospectus supplement. The accompanying prospectus supplement may modify or supersede any statement in this prospectus.

                 Nasdaq National Market trading symbol: 'SIRI.'

    INVESTING IN OUR SECURITIES INVOLVES RISK, INCLUDING THE RISKS DESCRIBED IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THE IMPORTANT RISK FACTORS SET FORTH IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE INVESTING IN OUR SECURITIES.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ----------------------------

                The date of this prospectus is January 3, 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Special Note Regarding Forward-Looking Statements...........    2
About this Prospectus.......................................    3
About Sirius................................................    3
Risk Factors................................................    4
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................    5
Use of Proceeds.............................................    5
Description of Debt Securities..............................    5
Description of Capital Stock................................   17
Description of Warrants.....................................   27
Plan of Distribution........................................   31
Legal Matters...............................................   32
Experts.....................................................   32
Incorporation by Reference..................................   32
Where You May Find Additional Available Information About
  Us........................................................   32

                              -------------------
    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Any statements about our beliefs, plans, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection' and 'outlook.' Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and particularly the risk factors described under 'Risk Factors' in this prospectus. Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:

     our dependence upon third parties to manufacture and distribute radios capable of receiving our service;

     the risk of delay in implementing our business plan;

     the unproven market for our service;

     our competitive position; XM Satellite Radio, the other satellite radio provider in the United States, has launched its service nationally and may have certain competitive advantages over us; and

     our need for additional financing.

    The risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Accordingly, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a 'shelf' registration process. Under this shelf process, we may sell, over the next two years, any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading 'Where You May Find Additional Available Information About Us.'

                                  ABOUT SIRIUS

    From our three orbiting satellites, we will directly broadcast 100 channels of digital-quality radio to motorists throughout the continental United States for a monthly subscription fee of $12.95. We will deliver 60 channels of commercial-free music in virtually every genre, and 40 channels of news, sports, talk, comedy and children's programming. Sirius' broad and deep range of almost every music format as well as its news, sports and entertainment programming is not available on conventional radio in any market in the United States. We hold one of only two licenses issued by the Federal Communications Commission to operate a national satellite radio system.

    We plan to launch our service on February 14, 2002 in Denver, Colorado; Houston, Texas; and Phoenix, Arizona. We will employ a phased roll out in order to test various marketing initiatives, further refine our receiver technology and optimize our service on a market-by-market basis. This strategy will allow us to enhance our subscriber experience before our nationwide launch. We will begin to offer our service in additional markets during the second and third quarters of 2002 and will offer our service on a national basis during the third quarter of 2002. Upon commencing commercial operations, our primary source of revenues will be subscription fees. In addition, we expect to derive revenues from selling limited advertising on our non-music channels.

    We have agreements with Ford Motor Company, DaimlerChrysler Corporation and BMW of North America, LLC that contemplate the manufacture and sale of vehicles that include radios capable of receiving our broadcasts. These agreements cover all brands and affiliates of these automakers, including Ford, Chrysler, Mercedes, BMW, Jaguar, Mazda, Dodge, Jeep and Volvo. Our agreement with DaimlerChrysler also makes us the preferred provider of satellite radio in Freightliner and Sterling heavy trucks. In 2000, Ford, DaimlerChrysler and BMW sold or leased approximately 7.5 million vehicles in the continental United States, representing approximately 43% of all new cars and trucks sold in the continental United States that year.

    In the autosound aftermarket, radios capable of receiving our broadcasts will be available for sale at various national and regional retailers, such as Best Buy, Circuit City, Tweeter Home Entertainment Group, Crutchfield and Good Guys. In 2000, consumer electronics retailers in the United States sold 11 million car radios.

    We have entered into agreements with numerous consumer electronics manufacturers, including Alpine Electronics Inc., Clarion Co., Ltd., Delphi Delco Electronics Systems, Kenwood Corporation, Matsushita Communication Industrial Corporation of USA, Recoton Corporation, Sony Electronics Inc. and Visteon Automotive Systems, to develop radios capable of receiving our broadcasts.

    Sirius Satellite Radio Inc. was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, we changed our name to CD Radio Inc., and we formed a wholly owned subsidiary, Satellite CD Radio, Inc., that is the holder of our FCC license. On November 18, 1999, we changed our name again to Sirius Satellite Radio Inc. Our executive offices are located at 1221 Avenue of the Americas, New York, New York 10020, our telephone number is (212) 584-5100 and our internet address is siriusradio.com. Siriusradio.com is an inactive text reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

                                  RISK FACTORS

    Investing in our securities involves risk, including the risks described in the accompanying prospectus supplement and in the documents incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2000, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, and in any filings made with the Securities and Exchange Commission after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act. You should carefully consider the risk factors before investing in our securities.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                                                                                          FOR THE
                                                                                        NINE MONTHS
                                                 YEAR ENDED DECEMBER 31,                   ENDED
                                     -----------------------------------------------   SEPTEMBER 30,
                                      1996      1997      1998      1999      2000         2001
                                      ----      ----      ----      ----      ----         ----
Ratio of earnings to fixed
  charges(1).......................    --        --        --        --        --          --
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends(1).....................    --        --        --        --        --          --

---------

(1) No figure is provided for any period during which the applicable ratio was less than 1.00.

    The ratio of earnings to fixed charges is computed by dividing our earnings, which include income before taxes (excluding the cumulative and transition effects of accounting changes) and fixed charges, by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. 'Fixed charges' consist of interest on debt and a portion of rentals determined to be representative of interest. For the years ended December 31, 1996, 1997, 1998, 1999, 2000 and the nine months ended September 30, 2001, our earnings were insufficient to cover our fixed charges by approximately $2.8 million, $4.8 million, $62.3 million, $119.4 million, $198.5 million and $177.1 million, respectively. Earnings were also inadequate to cover our combined fixed charges and preferred stock dividends over the same time periods by approximately $2.8 million, $59.1 million, $99.9 million, $153.5 million, $247.4 million and $208.3 million, respectively.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including capital expenditures, the reduction of indebtedness and other purposes. We may invest funds not required immediately for such purposes in short-term obligations or we may use them to reduce the future level of our indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the debt securities sets forth certain general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. For purposes of this 'Description of Debt Securities,' the term 'Sirius' refers to our company but not to any of its subsidiaries.

    Any senior debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. Any subordinate debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to any senior debt securities as the senior indenture and to the indenture relating to any subordinate debt securities as the subordinate indenture.

    This summary of the terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the forms of the indentures which are filed as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular defined terms of the indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

GENERAL

    The debt securities will be issuable in one or more series in accordance with an indenture supplemental to the applicable indenture or a resolution of our board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank equally in right of payment with all of our other senior obligations. Each series of subordinate debt securities will be subordinated and junior in right of payment to the extent and in the manner described in the subordinate indenture and any supplemental indenture relating to the subordinate debt securities. Except as otherwise provided in a prospectus supplement, the indentures do not limit our ability to incur other secured or unsecured debt, whether under the indentures, any other indenture that we may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

    The applicable prospectus supplement will describe the following terms of the series of debt securities with respect to which this prospectus is being delivered:

     the title of the debt securities of the series and whether such series constitutes senior debt securities or subordinated debt securities;

     any limit on the aggregate principal amount of the debt securities;

     the person to whom any interest on a debt security shall be payable, if other than the person in whose name that debt security is registered on the regular record date;

     the date or dates on which the principal and premium, if any, of the debt securities of the series are payable or the method of that determination or the right to defer any interest payments;

     the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of determining the rate or rates, the date or dates from which such interest will accrue, the interest payment dates on which any such interest will be payable or the method by which the dates will be determined, the regular record date for any interest payable on any interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

     the place or places where the principal of and any premium and any interest on the debt securities of the series will be payable, if other than the Borough of Manhattan, The City of New York;

     the period or periods within which, the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

     our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holders and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the terms and conditions upon which, the debt securities shall be redeemed, purchased or repaid, in whole or in part;

     the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other debt securities, preferred stock or common stock of Sirius and the terms and conditions upon which the conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

     the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

     the currency, currencies or currency units in which payment of principal of and any premium and interest on debt securities of the series shall be payable, if other than United States dollars;

     any index, formula or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities;

     if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates before the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

     if the principal of or any premium or interest on any debt securities is to be payable, at our election or the election of the holders, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such debt securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

     if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of the acceleration of the maturity thereof or provable in bankruptcy;

     the applicability of, and any addition to or change in, the covenants and definitions then set forth in the applicable indenture or in the terms then set forth in such indenture relating to permitted consolidations, mergers or sales of assets;

     any changes or additions to the provisions of the applicable indenture dealing with defeasance, including the addition of additional covenants that may be subject to our covenant defeasance option;

     whether any of the debt securities are to be issuable in permanent global form and, if so, the depositary or depositaries for such global security and the terms and conditions, if any, upon which interests in such debt securities in global form may be exchanged, in whole or in part, for the individual debt securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the global security in addition to or in lieu of the legend referred to in the applicable indenture;

     the appointment of any trustee, any authenticating or paying agents, transfer agent or registrars;

     the terms, if any, of any guarantee of the payment of principal, premium and interest with respect to debt securities of the series and any corresponding changes to the provisions of the applicable indenture as then in effect;

     the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the applicable indenture as then in effect;

     any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to the debt securities due and payable;

     any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities;

     if the securities of the series are to be secured, the property covered by the security interest, the priority of the security interest, the method of perfecting the security interest and any escrow arrangements related to the security interest; and

     any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

    We may sell debt securities at a substantial discount below their stated principal amount or debt securities that bear no interest or bear interest at a rate which at the time of issuance is below market rates. We will describe the material United States federal income tax consequences, accounting and other special considerations applicable to the debt securities in the applicable prospectus supplement.

    If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

    Unless otherwise indicated in the applicable prospectus supplement, principal, premium, if any, and interest, if any, on the debt securities will be payable, without coupons, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for such purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in denominations of $1,000 and any integral multiples thereof.

    Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by us with respect to any series, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that we maintain a transfer agent in each place of payment for the series. We may at any time designate additional transfer agents with respect to any series of debt securities.

    All moneys paid by us to a paying agent for the payment of principal, premium, if any, or interest, if any, on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to us, and after such time, the holder of such debt security may look only to us for payment.

    In the event of any redemption, we shall not be required to (a) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities of that series to be redeemed and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any debt security called for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

BOOK-ENTRY SYSTEM

    The provisions set forth below in this section headed 'Book-Entry System' will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

    Unless otherwise indicated in the applicable prospectus supplement, the debt securities of such series will be represented by one or more global securities registered with a depositary named in the prospectus supplement relating to such series. Except as set forth below, a global security may be transferred, in whole but not in part, only to the depositary or another nominee of the depositary.

    The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will generally apply to depositary arrangements.

    Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions or persons, commonly known as participants, that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of interests in such global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such global security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

    So long as the depositary, or its nominee, is the registered holder and owner of such global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder for all purposes of the debt securities and for all purposes under the applicable indenture. Except as set forth below or as otherwise provided in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered to be the owners or holders of any debt securities under the applicable indenture or such global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture of such global security. We understand that under existing industry practice, in the event we request any action of holders of debt securities or if an owner of a beneficial interest in a global security desires to take any action that the depositary, as the holder of such global security is entitled to take, the depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such actions or would otherwise act upon the instructions of beneficial owners owning through them.

    Payments of principal of and premium, if any, and interest, if any, on debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner and holder of such global security, against surrender of the debt securities at the principal corporate trust office of the trustee. Interest payments will be made at the principal corporate trust office of the trustee or by a check mailed to the holder at its registered address. Payment in any other manner will be specified in the prospectus supplement.

    We expect that the depositary, upon receipt of any payment of principal, premium, if any, of interest, if any, in respect of a global security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depositary. We expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such participant. Neither Sirius nor the trustee nor any agent of Sirius or the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in such global security owning through such participants.

    Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary.

    Unless otherwise provided in the applicable prospectus supplement, debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor as such global security in denominations of $1,000 and in any greater amount that is an integral multiple thereof if:

     the depositary notifies us and the trustee that it is unwilling or unable to continue as depositary for such global security or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

     we, in our sole discretion, determine not to have all of the debt securities represented by a global security and notify the trustee thereof; or

     there shall have occurred and be continuing an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to the debt securities.

Any debt security that is exchangeable pursuant to the preceding sentence is exchangeable for debt securities registered in such names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security. Subject to the foregoing, a global security is not exchangeable except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

OPTION TO DEFER INTEREST PAYMENTS OR TO PAY-IN-KIND

    If so described in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series.

COVENANTS

    The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities. Except as otherwise specified in the applicable prospectus supplement with respect to any series of debt securities, we may remove or add covenants without the consent of holders of the securities.

DEFEASANCE AND COVENANT DEFEASANCE

    We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities and comply with certain other conditions set forth in the applicable indenture.

    Each indenture contains a provision that permits us to elect either:

     to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding ('defeasance'); and/or to be released from our obligations under certain covenants and from the consequences of an event of default resulting from a breach of those covenants or cross-default ('covenant defeasance').

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. Government Obligations, if the debt securities are denominated in U.S. dollars, and/or Foreign Government Securities, if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient money, without reinvestment, to repay in full those senior or subordinate debt securities. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.

    If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

EVENTS OF DEFAULT

    The following events are defined in the indentures as 'Events of Default' with respect to a series of debt securities (unless such event is specifically inapplicable to a particular series as described in the applicable prospectus supplement):

     failure to pay any interest on any debt security of that series when due, which failure continues for 30 days;

     failure to pay principal of or any premium on any debt security of that series when due;

     failure to deposit any sinking fund payment, within 30 days of when due, in respect of any debt security of that series;

     with respect to each series of debt securities, failure to perform any other of our covenants applicable to that series, which failure continues for 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series specifying such failure, requiring it to be remedied and stating that such notice is a 'Notice of Default';

     certain events of bankruptcy, insolvency or reorganization involving us;
     and

     any other Event of Default provided with respect to debt securities of that series.

    If an Event of Default for any series of debt securities occurs and continues, the trustee or holders of at least 25% in principal amount of the debt securities of that series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately. Subject to certain conditions, the declaration may be annulled and past defaults (except uncured payment defaults and certain other specified defaults) may be waived by the holders of a majority of the principal amount of the outstanding debt securities of that series.

    An Event of Default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture.

    Each indenture will require the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, to give the holders of that series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term 'default' for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of that series.

    Other than the duty to act with the required standard of care during an Event of Default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. Each indenture provides that the holders of a majority in

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

principal amount of outstanding debt securities of any series may in certain circumstances direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

    The senior indenture will include a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

MODIFICATION, WAIVER AND MEETINGS

    We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes:

     to evidence the succession of another person to us pursuant to the provisions of the applicable indenture relating to consolidations, mergers and sales of assets and the assumption by the successor of our covenants, agreements and obligations in the applicable indenture and in the debt securities;

     to surrender any right or power conferred upon us by the applicable indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our board of directors shall consider to be for the protection of the holders of the debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any of the additional covenants, restrictions, conditions or provisions a default or an Event of Default under the applicable indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the default, may limit the remedies available to the trustee upon the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive the default);

     to cure any ambiguity or omission or to correct or supplement any provision contained in the applicable indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the applicable indenture, in each case as shall not adversely affect the interests of any holders of debt securities of any series in any material respect;

     to modify or amend the applicable indenture to permit the qualification of such indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

     to add guarantees with respect to any or all of the debt securities or to secure any or all of the debt securities;

     to add to, change or eliminate any of the provisions of the applicable indenture with respect to one or more series of debt securities; so long as any such addition, change or elimination not otherwise permitted under the applicable indenture shall (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of the provision nor modify the rights of the holders of any debt security with respect to the provision, or (2) become effective only when there is no such debt security outstanding;

     to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of such indenture by more than one trustee;

     to establish the form or terms of debt securities of any series;

     to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for

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

     purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of such Code); and

     to make any change that does not adversely affect the rights of any holder.

    Modifications and amendments of the applicable indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

     change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

     reduce the principal amount of, rate of interest on or any premium payable upon the redemption of any debt security;

     reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

     change the place of payment where, or the coin or currency in which, any debt security or any premium or interest thereon is payable;

     impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity, redemption date or repayment date;

     reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults;

     change the optional redemption or repurchase provisions in a manner adverse to any holder; or

     modify any of the provisions set forth in this paragraph, except to increase the percentage of holders whose consent is required for modifications and amendments of the applicable indenture or to provide that certain other provisions of the applicable indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

    The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series and any coupons relating to such series, waive any past default under the applicable indenture with respect to debt securities of the series, except a default (a) in the payment of principal of or any premium or interest on any debt security of such series or (b) in respect of a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of outstanding debt securities of the affected series.

    The indentures provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

     the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof;

     the principal amount of a debt security denominated in other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the principal amount of such debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent on the date of original issuance of such debt security of the amount determined (as provided above) of such debt security); and

     debt securities owned by us or any subsidiary of ours shall be disregarded and deemed not to be outstanding.

    In addition, we and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

SUBORDINATION

    Except as set forth in the applicable prospectus supplement, the subordinate indenture provides that the subordinate debt securities are subordinate and junior in right of payment to all of our senior indebtedness.

    If an Event of Default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and the default is the subject of judicial proceedings or written notice of such Event of Default, requesting that payments on subordinate debt securities cease, is given to us by the holders of senior indebtedness, then unless and until
(1) the default in payment or Event of Default shall have been cured or waived or (2) 120 days shall have passed after written notice is given and the default is not the subject of judicial proceedings, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinate debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinate debt securities.

    Except as set forth in the applicable prospectus supplement, the subordinate indenture provides that in the event of:

     any insolvency, bankruptcy, receivership, reorganization or other similar proceeding relating to us, our creditors or our property; or

     any proceeding for the liquidation or dissolution of Sirius,

all present and future senior indebtedness, including interest accruing after the commencement of the proceeding, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by us on account of subordinate debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Sirius or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the 'Defeasance and Covenant Defeasance' above, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinate debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinate to the payment of subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or to their representative or trustee, in accordance with the priorities then existing among such holders, until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinate debt securities by any act or failure to act on our part.

    The term 'Senior Indebtedness' means:

        (1) the principal, premium, if any, interest and all other amounts owed in respect of all our (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments;

        (2) all our capital lease obligations;

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

        (3) all our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

        (4) all our obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

        (5) all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

        (6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us), except for (x) any such indebtedness that is by its terms subordinated to or pari passu with the subordinate debt securities and (y) any indebtedness between or among us or our affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustee of such trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle of ours (a 'Financing Entity') in connection with the issuance by such Financing Entity of preferred securities or other securities that rank pari passu with, or junior to, the subordinate debt securities.

    Except as provided in the applicable prospectus supplement, the subordinate indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by us. The subordinate debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries.

    By reason of such subordination, in the event of a distribution of assets upon insolvency, some of our general creditors may recover more, ratably, than holders of the subordinated debt securities.

    A subordinate indenture may provide that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the subordinate indenture.

    If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Except as may otherwise be provided in the prospectus supplement, each indenture provides that we may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of our assets, or permit any person to consolidate with or merge into us, unless the following conditions have been satisfied:

    (a) either (1) we shall be the continuing person in the case of a merger or
        (2) the resulting, surviving or transferee person, if other than us (the 'Successor Company'), shall be a corporation organized and existing under the laws of the United States, any State or the District of Columbia and shall expressly assume all our obligations under the debt securities and the applicable indenture;

    (b) immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of ours as a result of the transaction as having been incurred by the Successor Company or the subsidiary at the time of the transaction), no default, Event of Default or event that, after notice or lapse of time, would become an Event of Default under the applicable indenture shall have occurred and be continuing; and

    (c) we shall have delivered to the trustee under each indenture an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the applicable indenture.

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

    Upon completion of any such transaction, the Successor Company resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, us under each indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under each indenture and all outstanding debt securities.

NOTICES

    Except as otherwise provided in the indentures, notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the Security Register.

CONVERSION OR EXCHANGE

    If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

TITLE

    Before due presentment of a debt security for registration of transfer, we, the trustee and any agent of ours or the trustee may treat the person in whose name such debt security is registered as the owner of such debt security for the purpose of receiving payment of principal of and any premium and any interest (other than defaulted interest or as otherwise provided in the applicable prospectus supplement) on such debt security and for all other purposes whatsoever, whether or not such debt security be overdue, and neither Sirius, the trustee nor any agent of ours or the trustee shall be affected by notice to the contrary.

REPLACEMENT OF DEBT SECURITIES

    Any mutilated debt security will be replaced by us at the expense of the holder upon surrender of such debt security to the trustee. Debt securities that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of the debt security or evidence of the destruction, loss or theft thereof satisfactory to us and the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of such debt security before a replacement debt security will be issued.

GOVERNING LAW

    The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

    We may appoint a separate trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term 'trustee' refers to the trustee appointed with respect to the series of debt securities.

    The indentures contain certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the debt securities of any series for which the trustee serves as trustee, the trustee must eliminate such conflict or resign.

    The trustee or its affiliate may provide certain banking and financial services to us in the ordinary course of business.

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                          DESCRIPTION OF CAPITAL STOCK

    Our amended and restated certificate of incorporation provides for authorized capital of 250,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

    The following description sets forth the terms and provisions of our common stock, preferred stock and of certain classes of preferred stock which have been authorized by our board of directors. The terms of any shares of our capital stock offered by any prospectus supplement, but not set forth below, will be described in the prospectus supplement relating to such shares of capital stock.

COMMON STOCK

    As of December 31, 2001, we had 57,455,931 shares of common stock outstanding held of record by approximately 468 persons, and had reserved for issuance 65,767,236 shares of common stock with respect to incentive stock plans, outstanding common stock purchase warrants and conversion of our Junior Preferred Stock.

    Holders of our common stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholder's meeting and to receive dividends if, as and when declared by our board of directors out of funds legally available therefor. There are no cumulative voting rights. If there is any liquidation, dissolution or winding-up of our company, each holder of our common stock will be entitled to participate, taking into account the rights of any outstanding preferred stock, ratably in all of our assets remaining after payment of liabilities. Holders of our common stock have no preemptive or conversion rights. All outstanding shares of our common stock, including shares of common stock issued upon the exercise of the common stock warrants, will be fully paid and non-assessable.

    Our common stock is quoted on the Nasdaq National Market under the symbol 'SIRI.'

PREFERRED STOCK

    Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of our preferred stock, in one or more series. Each such series of preferred stock will have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as will be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The rights of the holders of our common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

    The specific terms of any preferred stock being offered will be described in the prospectus supplement relating to that preferred stock. The following summaries of the provisions of the preferred stock are subject to, and are qualified in their entirety by reference to, the certificate of designation relating to the particular class or series of preferred stock. Reference is made to the prospectus supplement relating to the preferred stock offered with that prospectus for specific terms, including:

     the designation of the preferred stock;

     the number of shares of the preferred stock offered, the liquidation preference per share and the initial offering price of the preferred stock;

     the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating these items applicable to the preferred stock;

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

     the date from which dividends on the preferred stock will accumulate, if applicable;

     the procedures for any auction and remarketing of the preferred stock;

     the provision of a sinking fund, if any, for the preferred stock;

     the provision for redemption, if applicable, of the preferred stock;

     any listing of the preferred stock on any securities exchange;

     the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for common stock, and whether at our option or the option of the holder;

     whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

     the voting rights, if any, of the preferred stock;

     any other specific terms, preference, rights, limitations or restrictions of the preferred stock; and

     a discussion of United States federal income tax considerations applicable to the preferred stock.

PREFERRED STOCK PURCHASE RIGHTS

    On October 22, 1997, our board of directors adopted a stockholders rights plan and, in connection with the adoption of this plan, declared a dividend distribution of one 'Right' for each outstanding share of common stock to stockholders of record at the close of business on November 3, 1997 (the 'Rights Record Date'). Except as described below, each Right entitles the registered holder of the Right to purchase from us one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share (the 'Series B Shares'), at a purchase price of $115.00 (the 'Purchase Price'), which may be adjusted. The Purchase Price shall be paid in cash. The description and terms of the Rights are set forth in a Rights Agreement, dated October 22, 1997 (the 'Rights Agreement'), by and between us and The Bank of New York (the successor to Continental Stock Transfer & Trust Company), as Rights Agent, and in amendments to the Rights Agreement dated October 13, 1998, November 13, 1998, December 22, 1998, June 11, 1999, September 29, 1999, December 23, 1999 and January 28, 2000.

    On October 13, 1998, we amended the Rights Agreement to make it inapplicable to the purchase of 5,000,000 shares of common stock by Prime 66 Partners, L.P. and to allow Prime 66 to purchase and own up to an additional 1% of the outstanding shares of common stock without Prime 66 becoming an 'Acquiring Person' within the meaning of the Rights Agreement. On November 13, 1998 and December 22, 1998, we amended the Rights Agreement to render it inapplicable to the purchase of the Junior Preferred Stock by the Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, the 'Apollo Investors') and to permit the Apollo investors to (1) acquire additional shares of Junior Preferred Stock issued as dividends declared on the Junior Preferred Stock, (2) acquire additional shares of common stock upon the conversion of shares of Junior Preferred Stock into shares of common stock, and (3) acquire up to an additional 1% of the outstanding shares of common stock, without the Apollo investors becoming 'Acquiring Persons' within the meaning of the Rights Agreement. On June 11, 1999, we amended the Rights Agreement to make it inapplicable to the issuance of warrants entitling Ford Motor Company ('Ford') to acquire from us 4,000,000 shares of our common stock. On September 29, 1999, we amended the Rights Agreement to make it inapplicable to (1) the purchase by Ford of up to $20 million of our common stock and (2) the purchase by entities associated with Everest Capital of up to $30 million of our convertible subordinated notes. On December 23, 1999, we amended the Rights Agreement to render it inapplicable to the purchase of our Junior Preferred Stock by The Blackstone Group L.P. and certain of its affiliates and to permit the Blackstone investors to (1) acquire additional shares of Junior Preferred Stock as dividends on such preferred stock, (2) acquire additional shares of common stock upon the conversion of shares of Junior Preferred Stock, and (3) acquire up to an additional 1% of the

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

outstanding shares of common stock, without the Blackstone investors becoming 'Acquiring Persons' within the meaning of the Rights Agreement. On January 28, 2000, we amended the Rights Agreement to make it inapplicable to the issuance of warrants entitling DaimlerChrysler Corporation to acquire up to 4,000,000 shares of our common stock and the purchase by DaimlerChrysler Corporation of up to 2,290,322 shares of our common stock.

    Initially, no separate Right certificates were distributed and the Rights were evidenced, with respect to any shares of common stock outstanding on the Rights Record Date, by the certificates representing the shares of common stock. Until the Rights Separation Date (as defined below), the Rights will be transferred with, and only with, certificates for shares of common stock. Until the earlier of the Rights Separation Date and the redemption or expiration of the Rights, new certificates for shares of common stock issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference. The Rights are not exercisable until the earlier to occur of (1) 10 business days following a public announcement that a person or group of affiliated or associated persons (an 'Acquiring Person') has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (except by reason of (a) exercise by this person of stock options granted to this person by us under any of our stock option or similar plans (b) the exercise of conversion rights contained in specified classes of Preferred Stock, or (c) the exercise of warrants owned on the date of the Rights Agreement, which include warrants to acquire 1,740,000 shares of common stock issued to an affiliate of Everest Capital Fund, Ltd. or
(2) 15 business days following the commencement of a tender offer or exchange offer by any person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius) if, upon the completion of this tender offer or exchange offer, this person or group would be the beneficial owner of 15% or more of the outstanding shares of common stock (the earlier of these dates being called the 'Rights Separation Date'), and will expire on October 22, 2002, unless earlier redeemed by us as described below. As soon as practicable following the Rights Separation Date, separate certificates evidencing the Rights will be mailed to holders of record of the shares of common stock as of the close of business on the Rights Separation Date and, thereafter, the separate Rights certificates alone will evidence the Rights. A holder of 15% or more of the common stock as of the date of the Rights Agreement will be excluded from the definition of 'Acquiring Person' unless the holder increases the aggregate percentage of its and its affiliates' beneficial ownership interest in us by an additional 1%.

    If, at any time following the Rights Separation Date, (1) we are the surviving corporation in a merger with an Acquiring Person and our shares of common stock are not changed or exchanged, (2) a person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius), together with its Affiliates and Associates (as defined in the Rights Agreement), becomes an Acquiring Person (in any manner, except by (a) the exercise of stock options granted under our existing and future stock option plans, (b) the exercise of conversion rights contained in specified preferred stock issues, (c) the exercise of warrants specified in the Rights Agreement or (d) a tender offer for any and all outstanding shares of common stock made as provided by applicable laws, which remains open for at least 40 Business Days (as defined in the Rights Agreement) and into which holders of 80% or more of our outstanding shares of common stock tender their shares), (3) an Acquiring Person engages in one or more 'self-dealing' transactions as described in the Rights Agreement or
(4) during the time when there is an Acquiring Person, an event occurs (e.g., a reverse stock split), that results in the Acquiring Person's ownership interest being increased by more than one percent, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock (or, in some circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the Right.

    If, at any time following the first date of public announcement by us or an Acquiring Person indicating that this Acquiring Person has become an Acquiring Person (the 'Shares Acquisition Date'), (1) we consolidate or merge with another person and we are not the surviving corporation, (2) we consolidate or merge with another person and are the surviving corporation,

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

but in the transaction our shares of common stock are changed or exchanged or
(3) 50% or more of our assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock of the acquiring company having a value equal to two times the exercise price of the Right.

    Our board of directors may, at its option, at any time after the right of the board to redeem the Rights has expired or terminated (with some exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for shares of common stock at a ratio of one share of common stock per Right, as adjusted; provided, however, that the Right cannot be exercised once a person, together with the person's Affiliates and Associates, becomes the beneficial owner of 50% or more of the shares of common stock then outstanding. If our board of directors authorizes this exchange, the Rights will immediately cease to be exercisable.

    Notwithstanding any of the foregoing, following the occurrence of any of the events described in the fourth and fifth paragraphs of this section, any Rights that are, or (under some circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliate or Associate of an Acquiring Person shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements (except for the voting arrangement between Darlene Friedland, David Margolese and us) that could have the effect of rendering ineffective or circumventing the beneficial ownership rules described in the Rights Agreement.

    The Purchase Price payable, and the number of Series B Shares or other securities or property issuable, upon exercise of the Rights may be adjusted from time to time to prevent dilution (1) in the event of a dividend of Series B Shares on, or a subdivision, combination or reclassification of, the Series B Shares, (2) upon the grant to holders of the Series B Shares of specific rights or warrants to subscribe for Series B Shares or securities convertible into Series B Shares at less than the current market price of the Series B Shares or (3) upon the distribution to holders of the Series B Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series B Shares) or of subscription rights or warrants (other than those referred to above).

    At any time after the date of the Rights Agreement until ten Business Days (a period that can be extended) following the Shares Acquisition Date, the board of directors, with the concurrence of a majority of the independent directors (those members of our board who are not officers or employees of ours or of any subsidiary of ours and who are not Acquiring Persons or their Affiliates, Associates, nominees or representatives, and who either (1) were members of the board before the adoption of the Rights Plan or (2) were subsequently elected to our board and were recommended for election or approved by a majority of the independent directors then on our board), may redeem the Rights, in whole but not in part, at a price of $0.01 per Right, which may be adjusted. Thereafter, our board of directors may redeem the Rights only in specified circumstances including in connection with specific events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, our right of redemption may be reinstated if (1) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving us and (2) there is at the time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption.

    Until a Right is exercised, the holder of the Right, as such, will have no rights as a stockholder, including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for shares of our common stock (or other consideration) or for shares of common stock of the Acquiring Person.

    Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Rights Agreement, any of the provisions of the Rights Agreement may be amended by our board of directors with the concurrence of a majority of the

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

independent directors or by special approval of our stockholders before the Rights Separation Date. Thereafter, the period during which the Rights may be redeemed may be extended (by action of our board of directors, with the concurrence of a majority of the independent directors or by special approval of our stockholders), and other provisions of the Rights Agreement may be amended by action of our board of directors with the concurrence of a majority of the independent directors or by special approval of our stockholders; provided, however, that (a) this amendment will not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) and (b) no amendment shall be made at a time when the Rights are no longer redeemable (except for the possibility of the right of redemption being reinstated as described above).

DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS IN OUR CHARTER

    Section 203 of the Delaware General Corporation Law ('Section 203') generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an 'Interested Stockholder') but less than 85% of this stock may not engage in some types of Business Combinations (as defined in Section 203) with the corporation for a period of three years after the time the stockholder became an Interested Stockholder. The prohibition of Section 203 does not apply under the following circumstances:

     before the time of the acquisition, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder; or

     the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.

    Under Section 203, these restrictions will not apply to specific Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of specific extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years, who became an Interested Stockholder with the approval of the corporation's board of directors or who became an Interested Stockholder at a time when the restrictions contained in Section 203 did not apply for reasons specified in Section 203. The above exception applies if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to the person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

    Section 203 defines the term 'Business Combination' to encompass a wide variety of transactions with or caused by an Interested Stockholder. These include transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives other benefits.

    The provisions of Section 203, coupled with our board of directors' authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in our control. The provisions could also discourage, impede or prevent a merger, tender offer or proxy contest, even if the event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to our amended and restated certificate of incorporation, may elect not to be governed by Section 203 effective 12 months after the adoption. Neither our certificate of incorporation nor our by-laws exclude us from the restrictions imposed by
Section 203.

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

9.2% SERIES A JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK,
9.2% SERIES B JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK AND
9.2% SERIES D JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK

    Our board of directors has authorized the issuance of up to 4,300,000 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and up to 2,100,000 shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock. As of December 31, 2001, we had 1,742,512 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock outstanding and 781,548 shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock outstanding held of record by the Apollo investors. Our board of directors has authorized the issuance of up to 10,700,000 shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock. As of December 31, 2001, we had 2,343,091 shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock outstanding held of record by the Blackstone investors.

    Dividends. The annual dividend rate per share of the Junior Preferred Stock is equal to 9.2% of the sum of (1) the liquidation preference of the Junior Preferred Stock and (2) all unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Junior Preferred Stock to the applicable dividend payment date. Dividends on the shares of Junior Preferred Stock are cumulative, accruing annually and, when and as declared by our board of directors, are payable on each November 15 (each, a 'Junior Preferred Dividend Payment Date'). If any dividend payable on any Junior Preferred Dividend Payment Date is not declared or paid on the Junior Preferred Dividend Payment Date in full, in cash or in additional shares of Junior Preferred Stock of the same series, then the amount of the unpaid dividend ('Default Dividends') are accumulated and accrue dividends, until paid, compounded annually at a rate equal to 15% per annum. Dividends may be paid in cash, shares of Junior Preferred Stock of the same series or any combination of cash and Junior Preferred Stock, at our option. Default Dividends may only be paid in shares of Junior Preferred Stock of the same series.

    With respect to the payment of dividends, the 9.2% Series A Junior Cumulative Convertible Preferred Stock, the 9.2% Series B Junior Cumulative Convertible Preferred Stock and the 9.2% Series D Junior Cumulative Convertible Preferred Stock rank equally. If and so long as full cumulative dividends payable on the shares of Junior Preferred Stock in respect of all prior dividend periods have not been paid or set apart for payment and proper provision has not been made so that holders of Junior Preferred Stock are offered the opportunity to make a Payout Election instead of a Conversion Price adjustment (as described below), we will not pay any dividends, except for dividends payable in common stock or our capital stock ranking junior to the Junior Preferred Stock in payment of dividends ('Junior Dividend Stock') or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of common stock or Junior Dividend Stock.

    If and so long as any accrued and unpaid dividends payable on any shares of our capital stock ranking senior to the Junior Preferred Stock in payment of dividends have not been paid or set apart for payment, we will not pay any dividends in cash on shares of Junior Preferred Stock. No dividends paid in cash will be paid or declared and set apart for payment on any shares of Junior Preferred Stock or of our capital stock ranking equally with the Junior Preferred Stock in the payment of dividends ('Parity Dividend Stock') for any period unless we have paid or declared and set apart for payment, or contemporaneously pay or declare and set apart for payment, all accrued and unpaid dividends on the Junior Preferred Stock for all dividend payment periods terminating on or before the date of payment of these dividends; provided, however, that all dividends accrued by us on shares of Junior Preferred Stock or Parity Dividend Stock will be declared proportionately with respect to all shares of Junior Preferred Stock and Parity Dividend Stock then outstanding, based on the ratio of unpaid dividends on the Junior Preferred Stock to unpaid dividends on the Parity Dividend Stock. No dividends paid in cash will be paid or declared and set apart for payment on Junior Preferred Stock for any period unless we have paid or declared and set apart for payment, or contemporaneously pay or declare and set apart for payment, all accrued and unpaid dividends on any shares of Parity Dividend Stock for all dividend payment periods terminating on or before the date of payment of these dividends.

    Redemption. Except as described in the following sentence, shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock may not be redeemed by us at our option before November 15, 2003. From and after November 15, 2001 and before
November 15, 2003, we may redeem shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of our common stock as reported in The Wall Street Journal or, at our election, other reputable financial news source, for the 20 consecutive trading days before the notice of redemption (the 'Current Market Price') equals or exceeds $60.00 per share, as adjusted.

    From and after November 15, 2003, we may redeem shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

    Except as described in the following sentence, shares of our 9.2% Series D Junior Cumulative Convertible Preferred Stock may not be redeemed by us at our option before December 23, 2004. From and after December 23, 2002 and before December 23, 2004, we may redeem shares of our 9.2% Series D Junior Cumulative Convertible Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date, if the Current Market Price of our common stock equals or exceeds $68.00 per share, as adjusted.

    From and after December 23, 2004, we may redeem shares of our 9.2% Series D Junior Cumulative Convertible Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the 9.2%
Series D Junior Cumulative Convertible Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

    On November 15, 2011, we will be required to redeem all outstanding shares of Junior Preferred Stock at a redemption price of 100% of the liquidation preference of the Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

    The amount paid to the holders of shares of Junior Preferred Stock upon redemption that is allocable to the liquidation preference of the shares of Junior Preferred Stock will be paid in cash and the amount of any unpaid dividends to be paid on the shares of Junior Preferred Stock redeemed will be paid in cash, shares of Junior Preferred Stock of the same series or any combination of cash and Junior Preferred Stock at our option.

    Change of Control. Upon the occurrence of a Change of Control, we must make an offer (a 'Change of Control Offer') to purchase all then outstanding shares of Junior Preferred Stock at a purchase price in cash equal to 101% of their liquidation preference, plus unpaid dividends (paid in cash), if any, whether or not declared, to the date the shares are purchased; provided that if the purchase of the Junior Preferred Stock would violate or constitute a default under (1) our senior discount notes or the indenture relating to our senior discount notes or (2) the indenture or indentures or other agreement or agreements under which there may be issued or outstanding from time to time other indebtedness of Sirius ('Other Agreements') in an aggregate principal amount not exceeding $450 million (less the amount, if any, of indebtedness issued to replace, refinance or refund our senior discount notes) because we have not satisfied all of our obligations under the indenture relating to our senior discount notes and the Other Agreements arising from the Change of Control (collectively, the 'Senior Obligations'), then we will be required to use our best efforts to satisfy the Senior Obligations as promptly as possible or to obtain the requisite consents necessary to permit the repurchase of the Junior Preferred Stock, and until the Senior

Obligations are satisfied or consents are obtained, we will not be obligated to make a Change of Control Offer.

    With respect to the Junior Preferred Stock, a 'Change of Control' is defined as the occurrence of any of the following events: (1) any 'person' or 'group' (as these terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have 'beneficial ownership' of all securities that the person has the right to acquire, whether the right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of our total outstanding voting stock;
(2) we consolidate with or merge with or into another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, in a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than, at all times when the senior discount notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the indenture relating to our senior discount notes; (3) during any consecutive two-year period, individuals who at the beginning of the period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or
(4) we are liquidated or dissolved or a special resolution is passed by our stockholders approving the plan of liquidation or dissolution, other than, at all times when our senior discount notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the indenture relating to our senior discount notes.

    Notwithstanding the foregoing, no transaction or event will be deemed a 'Change of Control' if (1) all of the outstanding shares of common stock are to be converted pursuant thereto solely into the right to receive, for each share of common stock so converted, cash and/or shares of Qualifying Acquiror common stock (valued at its Current Market Price) together having a value in excess of $30.30, in the case of our 9.2% Series A Junior Cumulative Convertible Preferred Stock and our 9.2% Series B Junior Cumulative Convertible Preferred Stock or $37.50 in the case of our 9.2% Series D Junior Cumulative Convertible Preferred Stock, (2) we have declared and paid all dividends on the Junior Preferred Stock, whether or not theretofore declared or undeclared, to the date of the Change of Control and the holders of Junior Preferred Stock have been given reasonable opportunity to convert, before the Change of Control, any shares of Junior Preferred Stock so issued as a dividend, and (3) immediately following the event the number of shares of Qualifying Acquiror common stock into which shares of Junior Preferred Stock have been converted (together with, if shares of Junior Preferred Stock are to remain outstanding, any shares of Qualifying Acquiror common stock into which all outstanding shares of Junior Preferred Stock would be convertible) represent both (a) less than 5% of the total number of shares of Qualifying Acquiror common stock outstanding immediately after the Change of Control and (b) less than one third of the number of shares of Qualifying Acquiror common stock that would be Publicly Traded immediately after the event. The term 'Qualifying Acquiror common stock' means the common stock of any corporation if listed on or admitted to trading on the New York Stock Exchange, American Stock Exchange or Nasdaq, and the term 'Publicly Traded' means shares of Qualifying Acquiror common stock that are both (a) held by persons who are neither officers, directors or Affiliates of the corporation nor the 'beneficial owner' (as the term is defined in Rule 13d-3 under the Exchange
Act) of 5% or more of the total number of shares then issued and outstanding, and (b) not 'restricted securities' (as the term is defined in Rule 144 of the Securities Act).

    Conversion. Each share of our 9.2% Series A Junior Cumulative Convertible Preferred Stock and our 9.2% Series B Junior Cumulative Convertible Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of common stock calculated by dividing the liquidation preference of such preferred stock (without unpaid dividends) by $30.00. Each share of our 9.2% Series D Junior Cumulative Convertible Preferred

Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of common stock calculated by dividing the liquidation preference of such preferred stock (without unpaid dividends) by $34.00. These conversion prices will not be adjusted at any time for unpaid dividends on the shares of Junior Preferred Stock, but will be adjusted for the occurrence of some corporate events affecting our common stock. Upon conversion, holders of the Junior Preferred Stock will be entitled to receive any unpaid dividends upon the shares of Junior Preferred Stock converted payable in cash, shares of common stock or a combination of cash and common stock, at our option.

    The conversion prices for shares of Junior Preferred Stock will be adjusted in some events, including (1) dividends and other distributions payable in common stock on any class of our capital stock, (2) subdivisions, combinations and reclassifications of our common stock, (3) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase common stock at less than fair market value, (4) distributions to all holders of common stock of evidence of our indebtedness or assets, (5) repurchases, redemptions or other acquisitions of our common stock by us at a price per share greater than the Current Market Price per share of our common stock on the date of the event, (6) issuance or sale of common stock by us at a price per share more than 15% below (or, in the case of any issuance or sale to an affiliate of ours, any amount below) the Current Market Price per share of our common stock on the date of the event (except for issuances to or through a nationally recognized investment banking firm in which our affiliates purchase less than 25% of the shares in the offering) and (7) a consolidation or merger to which we are a party or the sale or transfer of all or substantially all of our assets.

    The conversion prices for shares of Junior Preferred Stock will not be adjusted if (1) the adjustment would not require an increase or decrease of at least 1% in the conversion prices then in effect or (2) with respect to each series of Junior Preferred Stock and in connection with an adjustment that would be made in respect of a dividend, purchase, redemption or other acquisition, holders of a majority of the outstanding shares of the series of Junior Preferred Stock elect to participate in the dividend, purchase, redemption or other acquisition (a 'Payout Election') proportionately with the holders of common stock or capital stock ranking junior to the Junior Preferred Stock ('Junior Stock').

    Voting Rights. So long as any shares of Junior Preferred Stock are outstanding, each share of Junior Preferred Stock entitles its holder to vote, in person or by proxy, at any special or annual meeting of stockholders, on all matters entitled to be voted on by holders of common stock voting together as a single class with all other shares entitled to vote those matters. With respect to these matters, each share of Junior Preferred Stock entitles its holder to cast that number of votes per share as is equal to the number of votes that the holder would be entitled to cast had the holder converted its shares of Junior Preferred Stock into shares of common stock on the record date for determining our stockholders eligible to vote on these matters.

    In addition to any vote or consent of stockholders required by law or by our amended and restated certificate of incorporation, the consent of the holders of at least a majority of the shares of a particular series of Junior Preferred Stock at any time issued and outstanding will be necessary for effecting or validating any reclassification of that series of Junior Preferred Stock or amendment, alteration or repeal of any of the provisions of our amended and restated certificate of incorporation or amended and restated by-laws which adversely affects the voting powers, rights or preferences of the holders of the shares of that series of Junior Preferred Stock. The consent of the holders of at least a majority of the shares of Junior Preferred Stock at the time issued and outstanding, acting as a single class, will be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of our amended and restated certificate of incorporation or amended and restated by-laws which affects adversely the voting powers, rights or preferences of the holders of the shares of any series of Junior Preferred Stock. Any amendment of the provisions of our amended and restated certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock will not be deemed to affect adversely the voting powers, rights or preferences of the holders of shares of Junior Preferred

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

Stock. The consent of at least a majority of the shares of each series of Junior Preferred Stock will also be necessary for:

        (1) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of, capital stock ranking senior to the Junior Preferred Stock ('Senior Stock') or any security convertible into shares of any class or series of Senior Stock;

        (2) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of capital stock ranking equally with the Junior Preferred Stock ('Parity Stock') or any security convertible into shares of any class or series of Parity Stock (other than shares of Junior Preferred Stock issued as a dividend in respect of shares of Junior Preferred Stock issued to the Apollo Investors and the Blackstone Investors);

        (3) our merger or consolidation with or into any other entity, unless, after the merger or consolidation, the resulting corporation will have no class or series of shares and no other securities either authorized or outstanding ranking before, or equally with, shares of Junior Preferred Stock; provided, however, that no vote or consent of the holders of Junior Preferred Stock will be required if before the time when the merger or consolidation is to take effect, and regardless of whether the merger or consolidation would constitute a Change of Control, a Change of Control Offer is made for all shares of Junior Preferred Stock at the time outstanding; and

        (4) the application of any of our funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any class of Junior Stock, or the declaration, payment or making of any dividend or distribution on any shares of any class of Junior Stock, other than a dividend or dividends payable solely in shares of common stock or Junior Stock of the same series, unless the holders of Junior Preferred Stock have been offered the opportunity to make a Payout Election with respect to this event.

    In connection with the foregoing class rights to vote, each holder of shares of Junior Preferred Stock shall have one vote for each share of Junior Preferred Stock held. No consent of holders of Junior Preferred Stock is required for the creation of any indebtedness of any kind by us.

    Liquidation. If we are voluntarily or involuntarily liquidated, dissolved or wound up, the holders of shares of Junior Preferred Stock will be entitled to receive, before any distribution of our assets to the holders of shares of common stock or any other class or series of Junior Stock, but after payment of the liquidation preference payable on any class or series of Senior Stock, out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, an amount per share of Junior Preferred Stock equal to $100, plus accrued and unpaid dividends on each share of Junior Preferred Stock, if any, to the date of final distribution.

    If we are voluntarily or involuntarily liquidated, dissolved or wound up, before any distribution of our assets to the holders of shares of Junior Preferred Stock or Parity Stock, the holders of any shares of Senior Stock will be entitled to receive out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, an amount per share of Senior Stock equal to the liquidation preference of the Senior Stock, plus accrued and unpaid dividends on the Senior Stock, if any, to the date of final distribution.

    If, upon any liquidation, dissolution or winding-up of us, the amounts payable with respect to the shares of Junior Preferred Stock or any Parity Stock are not paid in full, then holders of Junior Preferred Stock and Parity Stock will share ratably in the distribution of assets, or proceeds of the liquidation, dissolution or winding-up, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of us with one or more other corporations, nor a sale or a transfer of all or substantially all of our assets, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of us.

    Registration Rights. At any time after December 23, 2000, holders of shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock, or shares of common stock into which shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock have been converted, representing, in the aggregate, at least 50% of the shares of common stock into which shares of 9.2% Series A

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Junior Cumulative Convertible Preferred Stock have been or may be converted
('Series A Registrable Securities') will be entitled, on two occasions, to require us to register the Series A Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to us. At any time after December 23, 2000, holders of shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock, or shares of common stock into which shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock have been converted, representing, in the aggregate, at least 50% of the shares of common stock into which shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock have been or may be converted ('Series B Registrable Securities') will be entitled, on one occasion, to require us to register the Series B Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to us.

    At any time after January 31, 2002, holders of shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock, or shares of common stock into which shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock have been converted, representing, in the aggregate, at least 50% of the shares of common stock into which shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock have been or may be converted ('Series D Registrable Securities') will be entitled, on three occasions, to require us to register the Series D Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to us.

    If a demand registration would be seriously detrimental to us and our stockholders, the demand registration may be deferred, at our request, twice in any 12-month period, for an aggregate period of time of up to 90 days. In addition, holders of Junior Preferred Stock will be bound by customary 'lockup' agreements at the request of the managing underwriter of any public offering on our behalf. If we plan to file a registration statement on behalf of one or more security holders, holders of Junior Preferred Stock also have the right, taking into account customary limitations and the rights of the other security holders, to request that the registration include their Registrable Securities. Holders of Junior Preferred Stock or Registrable Securities are entitled to an unlimited number of these 'piggy-back' registrations.

    Tag-Along Agreement. We entered into a tag-along agreement with David Margolese, our Chairman, and the Apollo Investors. Under the tag-along agreement, if Mr. Margolese sells more than 800,000 shares of our common stock before the earlier of the date that the Apollo Investors beneficially own less than 2,000,000 shares of the common stock or the date that is six months after the nationwide commercial introduction of our service, then the Apollo Investors have rights to sell, proportionately with Mr. Margolese, a portion of the common stock owned by them in any subsequent transaction in which Mr. Margolese disposes of 80,000 or more shares of our common stock.

                            DESCRIPTION OF WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock, common stock or any combination thereof. Warrants may be issued independently or together with any other securities offered in an applicable prospectus supplement and may be attached to or separate from such securities. Warrants may be issued under warrant agreements (each, a 'warrant agreement') to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of warrants which may be offered. Further terms of the warrants and the applicable warrant agreement will be set forth in an applicable prospectus supplement.

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DEBT WARRANTS

    The prospectus supplement relating to a particular issue of warrants for the purchase of debt securities ('debt warrants') will describe the terms of the debt warrants, including the following:

     the title of the debt warrants;

     the offering price for the debt warrants, if any;

     the aggregate number of the debt warrants;

     the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

     if applicable, the designation and terms of the debt securities that the debt warrants are issued with and the number of debt warrants issued with each debt security;

     if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

     the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the price at which the debt securities may be purchased upon exercise (which may be payable in cash, securities or other property);

     the dates on which the right to exercise the debt warrants will commence and expire;

     if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

     information with respect to book-entry procedures, if any;

     the currency or currency units in which the offering price, if any, and the exercise price are payable;

     if applicable, a discussion of material United States federal income tax considerations;

     the antidilution provisions of the debt warrants, if any;

     the redemption or call provisions, if any, applicable to the debt warrants; and

     any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

STOCK WARRANTS

    The prospectus supplement relating to a particular issue of warrants for the purchase of common stock or preferred stock will describe the terms of the warrants, including the following:

     the title of the warrants;

     the offering price for the warrants, if any;

     the aggregate number of the warrants;

     the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

     if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

     if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

     the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

     the dates on which the right to exercise the warrants will commence and expire;

     if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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     the currency or currency units in which the offering price, if any, and the exercise price are payable;

     if applicable, a discussion of material United States federal income tax considerations;

    the antidilution provisions of the warrants, if any;

     the redemption or call provisions, if any, applicable to the warrants; and

     any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

EXERCISE OF WARRANTS

    Each warrant will entitle the holder of warrants to purchase for cash the amount of shares of preferred stock, shares of common stock or debt securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

    Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of preferred stock, shares of common stock or debt securities purchasable upon such exercise. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

THE UNIT OFFERING WARRANTS

    On May 18, 1999, we issued units composed of our 14 1/2% Senior Secured Notes due 2009 and warrants to purchase an aggregate of 2,368,200 shares of common stock at a price of $26.45 per share. These warrants were issued under a warrant agreement, dated as of May 15, 1999, between us, as issuer, and United States Trust Company of New York, as warrant agent. The number of shares of common stock to be issued under these warrants will be adjusted in some cases if we issue additional shares of common stock, options, warrants or convertible securities and in some other events. These warrants expire on May 15, 2009.

    A shelf registration statement covering the resale of the unit offering warrants has been filed and declared effective. We have agreed to cause the shelf registration statement to remain effective until the earliest of (1) two years after the issuance of the unit offering warrants, (2) the time when all unit offering warrants have been sold under the shelf registration statement and
(3) the time when the unit offering warrants can be sold by persons who are not our affiliates without restriction under the Securities Act.

    A shelf registration statement covering the issuance of the shares of common stock issuable upon the exercise of the unit offering warrants has been filed and declared effective. We have agreed to cause this shelf registration statement to remain effective until the earlier of (1) the time when all unit offering warrants have been exercised and (2) May 15, 2009.

THE FORD WARRANT

    On June 15, 1999, we issued a warrant to Ford which entitles Ford to purchase up to 4,000,000 shares of our common stock at a purchase price of $30.00 per share.

    Ford's right to exercise this warrant vests:

     with respect to 1,000,000 shares of common stock, on the date that Ford has manufactured 500,000 new vehicles containing Sirius radios ('Ford Enabled Vehicles');

                                       29



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     with respect to an additional 500,000 shares of common stock, on the date that Ford has manufactured an aggregate of 1,000,000 Ford Enabled Vehicles;

     with respect to an additional 500,000 shares of common stock, on the date that Ford has manufactured an aggregate of 2,000,000 Ford Enabled Vehicles;

     with respect to an additional 1,000,000 shares of common stock, on the date that Ford has manufactured an aggregate of 3,000,000 Ford Enabled Vehicles; and

     with respect to an additional 1,000,000 shares of common stock, on the date that Ford has manufactured an aggregate of 4,000,000 Ford Enabled Vehicles.

    The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the earlier of June 11, 2009 and the date of termination or expiration of the agreement, dated June 11, 1999, between us and Ford.

    We are required to give Ford notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events.

THE DAIMLERCHRYSLER WARRANT

    On January 28, 2000, we issued a warrant to DaimlerChrysler which entitles DaimlerChrysler to purchase up to 4,000,000 shares of our common stock at a purchase price of $60.00 per share.

    DaimlerChrysler's right to exercise this warrant vests:

     with respect to 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured 500,000 new vehicles containing Sirius radios ('DaimlerChrysler Enabled Vehicles');

     with respect to an additional 500,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 1,000,000 DaimlerChrysler Enabled Vehicles;

     with respect to an additional 500,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 2,000,000 DaimlerChrysler Enabled Vehicles;

     with respect to an additional 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 3,000,000 DaimlerChrysler Enabled Vehicles; and

     with respect to an additional 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 4,000,000 DaimlerChrysler Enabled Vehicles.

    The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the date of termination or expiration of the agreement, dated January 28, 2000, among us, DaimlerChrysler Corporation, Freightliner Corporation and Mercedes-Benz USA, Inc.

    We are required to give DaimlerChrysler notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events. If we issue shares of common stock in an underwritten public offering, we also must notify DaimlerChrysler and offer to issue DaimlerChrysler, for cash at an equal price, the number of shares of common stock required so that DaimlerChrysler will have the same percentage of the total number of shares of common stock issued and outstanding immediately prior to the offering as after giving effect to the offering. DaimlerChrysler, however, must exercise this preemptive purchase right within five days after receiving notice from us and must purchase its common shares simultaneous with the closing of the offering.

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THE LEHMAN WARRANTS

    In connection with our term loan agreement with Lehman Brothers Inc. and Lehman Commercial Paper Inc. ('LCPI'), we issued to LCPI warrants to purchase up to 2,100,000 shares of our common stock at a purchase price of $29.00 per share. All of these warrants have vested.

    525,000 of these warrants expire on December 27, 2010, 1,050,000 of these warrants expire on March 7, 2011 and 525,000 warrants expire on April 4, 2011. The number of shares of common stock to be issued under these warrants and the exercise price of the warrants will be adjusted in some cases if we issue stock dividends, subdivide or combine stock, reorganize or reclassify capital stock, distribute cash dividends, issue common stock or other securities convertible into common stock (other than in a bona fide underwritten public offering) and in certain other events. We are also required to give LCPI notice of adjustments in the number of shares issuable under these warrants and of extraordinary corporate events.

                              PLAN OF DISTRIBUTION

    We may sell the securities:

     to one or more underwriters or dealers for public offering and sale by them; and

     to investors directly or through agents.

    The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe:

     the method of distribution of the securities offered thereby;

     the purchase price and the proceeds we will receive from the sale; and

     any securities exchanges on which the securities of such series may be listed.

    In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

    Under the agreements that may be entered into with us, underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

    Each underwriter, dealer and agent participating in the distribution of any securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, securities in bearer form to persons located in the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of the securities.

    Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

    Certain persons participating in an offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, the imposition of a penalty bid, and bidding for and purchasing shares of our common stock in the open market during and after an offering.

                                       31



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                                 LEGAL MATTERS

    Simpson Thacher & Bartlett, New York, New York, will pass upon specific legal matters under state law with respect to the securities. Certain regulatory matters arising under the Communications Act will be passed upon by Wiley, Rein & Fielding, Washington, D.C.

                                    EXPERTS

    The financial statements and schedules incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                           INCORPORATION BY REFERENCE

    The SEC allows us to 'incorporate by reference' in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all the securities covered by this prospectus.

        1. Our Annual Report on Form 10-K for the year ended December 31, 2000.

        2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

        3. Our Current Reports on Form 8-K dated February 23, 2001 and February 28, 2001.

        4. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act.

    We have filed each of these documents with the SEC and they are available from the SEC's internet site and public reference rooms described under 'Where You May Find Additional Available Information About Us' in this prospectus. You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                              Patrick L. Donnelly
            Executive Vice President, General Counsel and Secretary
                          Sirius Satellite Radio Inc.
                    1221 Avenue of the Americas, 36th Floor
                            New York, New York 10020
                                 (212) 584-5100

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

          WHERE YOU MAY FIND ADDITIONAL AVAILABLE INFORMATION ABOUT US

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's internet site at http://www.sec.gov.

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                                     [Logo]

                               16,000,000 SHARES

                                  COMMON STOCK

                       ----------------------------------
                             PROSPECTUS SUPPLEMENT
                                JANUARY 3, 2002
                       ----------------------------------

                                LEHMAN BROTHERS